SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
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Laboratory Corporation of America Holdings

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: 336-229-1127

March 24, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 6, 2009 at 9:00 a.m., Eastern Daylight Time.

The attached Notice of the Annual Meeting and Proxy Statement provide information concerning the matters to be considered at the meeting.

The Board of Directors recommends that the Company’s stockholders approve each of the proposals set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. This year, we are continuing the practice of using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing the Company’s shareholders a notice of Internet availability of the Company’s proxy materials instead of a paper copy of this proxy statement and the Company’s 2008 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of the Company’s proxy materials, including this proxy statement, the Company’s 2008 Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing the Company’s proxy materials.

After reading the Proxy Statement, you may vote by proxy over the Internet or by telephone, or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. You may revoke your proxy at any time before it is exercised by sending a written notice that you would like to revoke your proxy to the Company at 358 South Main Street, Burlington NC 27215, Attention: F. Samuel Eberts III, by submitting a new proxy, or by attending the meeting and voting in person.

Sincerely,

David P. King

President and Chief Executive Officer

LABORATORY CORPORATION OF AMERICA HOLDINGS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

    Laboratory Corporation of America Holdings:

Notice is hereby given that the 2009 Annual Meeting (the “Annual Meeting”) of the Stockholders of Laboratory Corporation of America Holdings (the “Company”) will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 6, 2009 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified;

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

3. To take such other action as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on March 13, 2009 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

By Order of the Board of Directors

F. Samuel Eberts III
Secretary

March 24, 2009

PLEASE CAST YOUR VOTE USING THE INTERNET OR TELEPHONE VOTING OPTIONS AS SOON AS POSSIBLE, OR, IF REQUESTED, COMPLETE, SIGN, AND DATE THE PROXY CARD, AND RETURN IT PROMPTLY. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

LABORATORY CORPORATION OF AMERICA HOLDINGS

358 SOUTH MAIN STREET

BURLINGTON, NORTH CAROLINA 27215

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), of proxies to be voted at the 2009 Annual Meeting of Stockholders to be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 6, 2009 at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof (the “Annual Meeting”). The Company’s Board of Directors has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. The Company mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each of the Company’s stockholders entitled to vote at the Annual Meeting on or about March 24, 2009.

At the Annual Meeting, the Company’s stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified: Thomas P. Mac Mahon, Kerrii B. Anderson, Jean-Luc Bélingard, David P. King, Wendy E. Lane, Robert E. Mittelstaedt, Jr., Arthur H. Rubenstein, MBBCh, M. Keith Weikel, Ph.D. and R. Sanders Williams, M.D.; (ii) to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and (iii) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

GENERAL INFORMATION

Electronic Delivery of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to the Company’s proxy materials over the Internet. Accordingly, the Notice was sent on or about March 24, 2009 to each of the Company’s stockholders of record at the close of business on March 13, 2009. All stockholders may access the proxy materials on the website referred to in the Notice. Stockholders may also request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found on the Notice. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Solicitation and Voting of Proxies; Revocation; Record Date

All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company’s Board of Directors of the nine nominees for director identified in this Proxy Statement, and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009. Any stockholder may revoke his/her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: F. Samuel Eberts III, Secretary, by delivery prior to the Annual Meeting of a properly executed and subsequently dated proxy or by attending the Annual Meeting and voting in person.

Solicitation of proxies may be made by mail and may also be made by personal interview, telephone, e-mail and facsimile transmission, and by directors, officers, and regular employees of the Company without special compensation therefor. The Company will bear the expenses to prepare proxy materials and to solicit proxies for the Annual Meeting. The Company expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expenses in handling proxy materials for beneficial owners.

Only holders of record of common stock of the Company (the “Common Stock”) at the close of business on March 13, 2009 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 108,334,588 shares of Common Stock. Holders of Common Stock as of the Record Date will be entitled to one vote per share at the Annual Meeting.

A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote, present in person or represented by proxy. In accordance with the Company’s Amended and Restated By-Laws (the “By-Laws”), director nominees must receive a majority of the votes cast for the election of directors, which under the By-Laws means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The Board has adopted a policy that a director who does not receive the required vote for election as provided in the By-Laws will submit his or her resignation for consideration by the Board. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. An abstention will have no effect on the election of the directors, but will have the same effect as a vote against the other proposals scheduled for the Annual Meeting. A broker non-vote will have no effect on the proposals scheduled for the Annual Meeting. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If a shareholder holds shares through a broker, bank or other nominee and does not give instructions as to how to vote, the broker may have authority to vote on certain routine items, but not on other items.

As of March 13, 2009, the directors and executive officers of the Company beneficially owned an aggregate of 1,409,293 shares of Common Stock, representing approximately 1.3% of the total number of shares of Common Stock outstanding and entitled to vote.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director of the Company (as specified below) and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and have been qualified. The Board of Directors is currently comprised of the nominees listed below and Bradford T. Smith, who is not standing for reelection. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

Pursuant to Section 303A.02 of the New York Stock Exchange (“NYSE”) Listing Standards (the “Listing Standards”), in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Listing Standards permit the Board of Directors to adopt categorical standards to be used in connection with this purpose, and the Board of Directors has adopted the standards set forth on Annex I for determining whether there is a material relationship that would impair independence.

The Board of Directors has determined that Ms. Anderson, Mr. Bélingard, Ms. Lane, Mr. Mittelstaedt, Dr. Rubenstein, Dr. Weikel and Dr. Williams each qualify as “independent” as defined in the Listing Standards. Mr. Mac Mahon is not independent because he was the Company’s Chief Executive Officer until his retirement on December 31, 2006. Further, Mr. King (the Company’s Chief Executive Officer) is not independent as he is an employee of the Company and Mr. Smith is not independent as he served as the Company’s Executive Vice President and Chief Legal Officer until December 31, 2008.

The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees For Election As Directors

The name, age as of March 13, 2009, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below:

Thomas P. Mac Mahon (62) has served as Chairman of the Board and a director since April 28, 1996. Prior to such date and since April 28, 1995, he served as the Vice Chairman and a director. Mr. Mac Mahon was President and Chief Executive Officer and a member of the Executive and Management Committees of the Company from January 1997 until his retirement on December 31, 2006. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche Inc. (“Roche”) from 1993 to December 1996 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Roche from 1988 to December 1996. Mr. Mac Mahon is a director, Chairman of the Governance Committee and Compensation Committee member of Express Scripts, Inc. Mr. Mac Mahon currently serves as Chairman, director and a member of the Compensation Committee of PharMerica Corporation, and a director of Golden Pond Healthcare.

Kerrii B. Anderson (51) has served as a director of the Company since May 17, 2006. Ms. Anderson was Chief Executive Officer of Wendy’s International, Inc., a restaurant operating and franchising company from April 2006 until September 2008 when the company was merged with Triarc. Ms. Anderson served as Executive Vice President and Chief Financial Officer of Wendy’s International from 2000 to 2006. Prior to this position, she was Chief Financial Officer, Senior Vice President of M/I Schottenstein Homes, Inc. from 1987 to 2000. Ms. Anderson serves on the financial committee of Columbus Foundation and Ohio Health. Ms. Anderson was a director of Wendy’s International from 2006 until September 30, 2008.

Jean-Luc Bélingard (60) has served as a director of the Company since April 28, 1995. Mr. Bélingard is Chairman and Chief Executive Officer of Ipsen SA, a diversified French health care holding company, and has served in that position since 2001. Prior to this position, Mr. Bélingard was Chief Executive Officer from 1999 to

2001 of bioMérieux-Pierre Fabre, a diversified French health care holding company, where his responsibilities included the management of that company’s worldwide pharmaceutical and cosmetic business. Mr. Bélingard is a director of Celera Corporation, a former division of Applera Corporation, Norwalk, Connecticut, a director and member of the Compensation Committee of bioMérieux SA, and a director and member of the Compensation Committee of Nicox (France). Mr. Bélingard was a director of Applera Corporation, Norwalk, Connecticut from 1993 to June 2008.

David P. King (52) has served as President and Chief Executive Officer and a director of the Company since January 1, 2007. Prior to that date, Mr. King served as Executive Vice President and Chief Operating Officer from December 2005 to January 2007, as Executive Vice President of Strategic Planning and Corporate Development from January 2004 to December 2005 and was hired in September 2001 as Senior Vice President, General Counsel and Chief Compliance Officer. Mr. King is a member of the Management Committee of the Company. Prior to joining the Company, he was a partner with Hogan & Hartson LLP in Baltimore, Maryland from 1992 to 2001.

Wendy E. Lane (57) has been a director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and a Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane is also a director and Audit Committee member of both Willis Group Holdings, Ltd. and UPM-Kymmene Corporation, and a Trustee of the U.S. Ski and Snowboard Team Foundation.

Robert E. Mittelstaedt, Jr. (65) has been a director of the Company since November 1996. Mr. Mittelstaedt is Dean and Professor of the W.P. Carey School of Business at Arizona State University. Prior to June 30, 2004, he was Vice Dean, Executive Education of The Wharton School of the University of Pennsylvania and director of the Aresty Institute of Executive Education, an executive education program affiliated with The Wharton School of the University of Pennsylvania. Mr. Mittelstaedt had served with The Wharton School since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt serves as a director of W.P. Carey & Co., LLC and also serves as a director and Compensation Committee member of Innovative Solutions & Support, Inc.

Arthur H. Rubenstein, MBBCh (71) has served as a director of the Company since August 1, 2004. Dr. Rubenstein is the Dean of the University of Pennsylvania School of Medicine and Executive Vice President for the University of Pennsylvania Health System. Previously, Dr. Rubenstein was Dean and Gustave L. Levy Distinguished Professor at the Mount Sinai School of Medicine in New York from 1997 to 2001. He has also been a faculty member and chairman of the Department of Medicine at the University of Chicago. He is a distinguished member of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Rubenstein serves as a director of Glycadia and the Association of Academic Health Centers.

M. Keith Weikel, Ph.D. (71) has served as a director of the Company since July 16, 2003. On December 31, 2006, Dr. Weikel retired as a Senior Executive Vice President and Chief Operating Officer of Manor Care, Inc., a health-care provider company, where he began his career in 1984 with Manor HealthCare Corporation, an operating subsidiary of Manor Care, Inc. Dr. Weikel is currently a member of the Federation of American Hospitals and the Alliance for Quality Long Term Care and serves as Director Emeritus for Manor Care, Inc. and as a director for Direct Supply, Inc.

R. Sanders Williams, M.D. (60) has served as a director of the Company since May 16, 2007. Dr. Williams was appointed Senior Vice Chancellor of the School of Medicine at Duke University in 2007 overseeing both the Duke School of Medicine and the Duke-NUS Graduate Medical School Singapore. Dr. Williams also serves as

Senior Advisor for International Strategy for Duke University, advising on international ventures and global academic issues to University officials.

Prior to these appointments, Dr. Williams served as Dean of the Duke School of Medicine for six years. Dr. Williams has served as president of the Association of University Cardiologists, Chairman of the Research Committee of the American Heart Association, on the editorial boards of Science, Journal of Clinical Investigation, American Journal of Physiology, Circulation and Circulation Research, on the Advisory Committee to the Director of the National Institutes of Health and the Board of External Advisors of the National Heart, Lung and Blood Institute. He is a Director on the corporate board of Bristol-Myers Squibb, a member of the Institute of Medicine of the National Academy of Sciences, and a Fellow of the American Association for the Advancement of Science.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

The following biographical information is being provided for Mr. Smith who will serve as Vice Chairman of the Board until the Annual Meeting on May 6, 2009 and is not standing for reelection at the Annual Meeting.

Bradford T. Smith (55) has served as Vice Chairman and a director since January 1, 2007. Mr. Smith served as Executive Vice President, Chief Legal Officer, and Secretary from September 2001 until his retirement on December 31, 2008 and previously was Executive Vice President, General Counsel, and Secretary since April 1995. He served as the Company’s Chief Compliance Officer from August 1996 to September 2001 and from January 2004 to December 31, 2008. Mr. Smith oversaw the Company’s Public Affairs, Human Resources, Law, Compliance, Public Policy, Audit, Risk Management, DNA Identification, Clinical Trials, and Licensing operations. Mr. Smith was a member of the Executive and Management Committees of the Company. Previously, Mr. Smith held various senior management positions with Roche including Assistant General Counsel from 1988-1995.

Board of Directors and its Committees

During 2008, the Board of Directors held twelve meetings and acted five times by unanimous written consent. The Compensation Committee held three meetings; the Audit Committee held seven meetings; the Nominating and Corporate Governance Committee held three meetings; and the Quality and Compliance Committee held five meetings. All of the committees are comprised entirely of independent directors as defined in the Listing Standards. During 2008, none of the directors attended fewer than 90% of the total meetings of the Board of Directors and the committees of which he or she was a member.

On October 16, 2002, the Board of Directors began holding executive sessions without Company management and non-independent director participation. These sessions are generally held at each regularly scheduled meeting of the Board of Directors and at each special meeting upon the request of a majority of the independent directors attending the special meeting. Section 15 of the Corporate Governance Guidelines was amended by the Board of Directors with respect to the executive sessions to provide as follows: “The independent Directors shall meet on a periodic basis, but no less than four times a year on the same day as the regularly scheduled Board meetings. These meetings shall be chaired by one of the independent directors who shall be elected by a majority vote of the other independent directors immediately following each annual shareholders meeting.” In 2008, the Board of Directors elected Mr. Mittelstaedt to chair meetings of the independent directors, as well as meetings of the non-management directors. In 2008, the Board held executive sessions of independent directors and executive sessions of non-management directors from time to time to discuss compensation, succession planning and other matters.

Members of the Board of Directors are encouraged to and usually attend the annual meeting of stockholders. Five of the independent, non-management directors, and Messrs. Mac Mahon, King and Smith attended the 2008 annual meeting.

The Board of Directors has an Audit Committee, a Compensation Committee, a Quality and Compliance Committee, and a Nominating and Corporate Governance Committee, the Charters for which are available in print to any shareholder upon request and are also available on the Company’s website at www.labcorp.com on the Investor Relations page under the Corporate Governance Tab. The Committees of the Board of Directors review their respective Charters on an annual basis.

Audit Committee

The Audit Committee, consisting of Ms. Anderson (Committee Chair), Ms. Lane, Mr. Mittelstaedt and Dr. Rubenstein, is responsible for the selection, appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and assists in Board oversight of the integrity of the financial statements of the Company; the compliance by the Company with legal and regulatory requirements as they impact the Company’s financial statements or reporting systems; the production of an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; the qualifications and independence of the Company’s independent registered public accounting firm and the oversight of the Company’s internal audit functions, internal controls, and independent registered public accounting firm. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee, consisting of Ms. Anderson, Mr. Bélingard and Dr. Weikel (Committee Chair) is responsible for:

•	reviewing the Company’s compensation and benefit policies and objectives, including any perquisites paid to the Company’s Chief Executive Officer (“CEO”), other executive officers and directors;

•

annual reviews and recommendations to the full Board for approval of the corporate goals and objectives relevant to CEO compensation, evaluation of the CEO’s performance in light of those goals and objectives, and recommendations to the full Board for the compensation paid to the CEO and other executive officers;

•

review and recommendations to the full Board for approval of any employment agreements entered into between the Company and any executive officer and annual review thereof, including any perquisites and other personal benefits provided to executive officers;

•	annual review and recommendations to the full Board for approval of compensation paid to the Company’s directors;

•	review and oversight of the Company’s incentive compensation and equity plans; and

•	production of a compensation committee report as required by the SEC to be included in the Company’s annual proxy statement.

The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in evaluating executive officer compensation. During 2008, the Committee retained Frederic W. Cook & Co., Inc. as an outside compensation consultant to assist in evaluating the Company’s executive compensation programs. Frederic W. Cook & Co., Inc. does no other work for the Company or its management. The outside compensation consultant reported directly to the Committee during 2008. At the request of the Committee, in December 2007, in anticipation of setting the 2008 compensation, Frederic W. Cook & Co., Inc. provided the Committee with an annual update on emerging market trends and “best practices” in long-term incentive compensation. In connection with the Committee’s review, the compensation consultant also advised the Committee on the continued use of a peer group that was originally set in 2006. The consultant’s role in recommending the amount or form of executive compensation paid to the Company’s named executive officers during 2008 is described in the “Compensation Discussion and Analysis—Elements of Compensation” section below.

The Committee may form and delegate authority to subcommittees as it determines necessary or advisable. The Compensation Committee has also delegated to the CEO, Mr. King, the design of the annual incentive plans for the other executive officers, including the named executive officers, using targets established by the Compensation Committee and based on discussions between Mr. King and the members of the Compensation Committee. For a discussion of Mr. King’s role in determining or recommending the executive compensation paid to the Company’s named executive officers during 2008, see the “Compensation Discussion and Analysis—Elements of Compensation” section below.

Quality and Compliance Committee

The Quality and Compliance Committee, consisting of Mr. Bélingard, Dr. Rubenstein (Committee Chair), Dr. Weikel and Dr. Williams, is responsible for assisting the Board in carrying out its oversight responsibility with respect to quality and compliance issues and oversight of management’s efforts to adopt and implement policies and procedures that require the Company’s employees to act in accordance with high ethical standards, to deliver high quality services and to ensure compliance with health care and other legal requirements of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, consisting of Mr. Mittelstaedt (Committee Chair), Ms. Lane, and Dr. Williams, is responsible for assisting the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board and by recommending to the Board the director nominees for the next annual meeting of stockholders; for developing and recommending to the Board a set of corporate governance principles applicable to the Company; for leading the Board in its annual review of the Board’s performance; and for recommending to the Board director nominees for each Board committee.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board of Directors annually reviews the Company’s Corporate Governance Guidelines (the “Guidelines”) and Code of Business Conduct and Ethics (the “Code”). The Guidelines address a number of topics, including composition of the Board of Directors, director independence, Board of Directors and Committee self-assessment, retirement, evaluation of the Chief Executive Officer, and succession planning. The Nominating and Corporate Governance Committee reviews the Guidelines on a regular basis and any proposed additions or amendments to the Guidelines are submitted to the Board of Directors for its consideration.

The Code is a code of business conduct and ethics applicable to all directors, officers and employees of the Company. The Code sets forth Company policies and expectations on a number of topics, including but not limited to, conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Code also sets forth procedures for communicating and handling any potential conflict of interest (or the appearance of any conflict of interest and have enhanced annual procedures for verifying compliance with the Code for directors and executive officers) and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters. Management of the Company regularly reviews the Code and may propose additions or amendments to the Code to be considered for approval by the Audit Committee, the Quality and Compliance Committee and the Board of Directors. Additionally, the Audit Committee and the Quality and Compliance Committee review the Code and may propose additions or amendments to the Code to be considered for approval by the Board of Directors.

To provide stockholders with greater knowledge regarding the Board of Directors’ processes, the Guidelines and the Code adopted by the Board of Directors are available in print to any shareholder upon request and are also posted on the Company’s website at www.labcorp.com on the Investor Relations page under the Corporate Governance tab. In addition, any amendment to the Code or any waiver of the Code that applies to the

Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions, will be posted on the Company’s website.

Related Party Transactions

In accordance with the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. It is the Company’s policy that any related party transaction needs to be approved by the Audit Committee prior to the Company entering into such transaction. The Company’s senior management annually reports to the Company’s Audit Committee all related parties that are employed by the Company and related parties that are employed by other companies with whom the Company had a material relationship during that year, if any.

All directors and officers are required to provide a written certification each year with respect to their knowledge of related party transactions. The Audit Committee’s review of related party transactions, including the information in the report to the Audit Committee and the written certifications, encompasses transactions with related persons within the meaning of Item 404(a) of Regulation S-K as promulgated by the Securities and Exchange Commission. The policies and procedures for handling related party transactions have not been adopted in a written form, and the Audit Committee has not developed enumerated standards to be applied. Instead, the Audit Committee reviews each potential related party transaction on its underlying merit.

On July 20, 2006, Mr. Mac Mahon entered into a consulting agreement with the Company effective January 1, 2007, (in this paragraph, “Agreement”), following the announcement of his retirement as President and CEO on December 31, 2006. The Agreement provided for additional services to be provided by Mr. Mac Mahon following the termination of his employment as CEO to assist the Company during a transition period. Mr. Mac Mahon remained as Chairman of the Board. The Agreement also provided for an additional five years of age for purposes of calculating pension benefits. The Agreement had an initial term of six months up to sixteen months and could be extended by the Company for an additional sixteen months. On February 28, 2008, the Company’s Board of Directors renewed and extended this agreement effective May 1, 2008 through the Annual Meeting. See Director Compensation below for a further discussion of the compensation to Mr. Mac Mahon under the consulting agreement.

On October 15, 2008, Mr. Smith entered into a consulting agreement with the Company effective January 1, 2009, following the announcement of his retirement as Executive Vice President and Secretary on December 31, 2008. The agreement provides for additional services to be provided by Mr. Smith following the termination of his employment as Executive Vice President and Secretary to assist the Company during a transition period. Mr. Smith will remain as Vice Chairman of the Board until the Annual Meeting. Under the agreement, Mr. Smith will receive $7,500 per month for consulting services provided. The agreement provides for an unreduced benefit at age 55 under the Company’s Pension Equalization Plan. The agreement had an initial term of one year and can be extended by the Company on a month to month basis thereafter.

On December 31, 2008, Dr. Lai-Goldman entered into a consulting agreement with the Company effective January 1, 2009 through April 30, 2009 following the announcement of her retirement as Executive Vice President, Chief Medical Officer on December 31, 2008. The agreement provides for additional services to be provided by Dr. Lai-Goldman following the termination of her employment as Executive Vice President, Chief Medical Officer to assist the Company during a transition period. Under the agreement, Dr. Lai-Goldman will receive $5,000 per month for consulting services provided.

Board Evaluation

Each year, the Board of Directors conducts a self-assessment of its performance and effectiveness. This process commences with each director completing a Board Evaluation Questionnaire. This questionnaire was developed by the Nominating and Corporate Governance Committee and provides for a range of grades and trend indicators to be completed by each director, as well as written commentary.

The collective ratings and comments of the directors are compiled and presented by the Chair of the Nominating and Corporate Governance Committee to the full Board of Directors for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board of Directors’ effectiveness over the next year.

In addition, each Board Committee conducted a self-evaluation of its performance for fiscal 2008, with performance criteria for each Committee developed on the basis of its purposes and mission, as set forth in its charter and developed recommendations and a follow-up plan similar to that of the Board of Directors as a whole.

Identification and Evaluation of Individual Director Candidates

The Nominating and Corporate Governance Committee recommends a slate of directors to the Board of Directors for election by the Company’s stockholders at each annual meeting of stockholders and recommends candidates to the Board of Directors to fill vacancies on the Board of Directors.

When evaluating prospective candidates for director, including those nominated by stockholders, the Nominating and Corporate Governance Committee conducts individual evaluations against the criteria enumerated in the Company’s Corporate Governance Guidelines. These criteria include, but are not limited to: personal and professional integrity; interest, capacity and willingness to serve the long-term interests of the Company’s stockholders; ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings; exceptional ability and judgment; and freedom from personal and professional relationships that would adversely affect the ability to serve the best interests of the Company and its stockholders. The goal is to ensure that the Board composition reflects a balance of skills, experiences, diversity and expertise in the context of the Company’s business needs. Director candidates, other than sitting directors, may be interviewed by the Chairman of the Nominating and Corporate Governance Committee, other directors, the Chief Executive Officer and the Corporate Secretary. The results of those interviews, as well as any other materials received by the Nominating and Corporate Governance Committee that the Committee deems appropriate, are considered by the Committee in making its recommendation to the Board of Directors.

If needed, the Company may pay a professional search firm to assist the Nominating and Corporate Governance Committee in identifying, evaluating and conducting due diligence on potential nominees for Board vacancies. The Nominating and Corporate Governance Committee is authorized to engage one or more firms, at the Company’s expense, to provide similar services in the future, however, no such engagement occurred in 2008.

In addition to finding prospective candidates for director through a professional search firm or upon recommendations received from non-management directors, the Nominating and Corporate Governance Committee will consider properly submitted nominations for Board of Directors candidates made by stockholders. A stockholder may recommend a person for nomination to the Board of Directors at the 2010 annual meeting of stockholders by giving notice thereof and providing certain information set forth in the Company’s By-Laws, in writing, to the Corporate Secretary of the Company at 358 South Main Street, Burlington, NC 27215. Such nominations must be received no earlier than January 6, 2010 and no later than March 7, 2010. The By-Laws may be obtained free of charge by writing to the Company’s Corporate Secretary and were as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2008.

Communications with the Board

Stockholders and interested parties may communicate with the Board of Directors, individually or as a group by submitting written communications to the appropriately addressed Board member(s), c/o Corporate Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215.

Pursuant to the direction of the Board of Directors, all communications received in accordance with the above procedure will be reviewed initially by the Corporate Secretary, who will relay all such communications to the appropriate director or directors unless the communication:

•	is an advertisement or other commercial solicitation or communication;

•	is obviously frivolous or obscene;

•	is unduly hostile, threatening, illegal; or

•	relates to trivial matters (in which case it will be delivered to the intended recipient for review at the next regularly scheduled Board meeting).

The director or directors who receive any such communication has the discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors, to one or more of its committees or to the Company’s management and whether or not a response to the person sending the communication is appropriate. Any response will be made through the Company’s Corporate Secretary in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

The Nominating and Corporate Governance Committee, comprised entirely of independent, non-management directors, has reviewed and approved the foregoing process and has been delegated the responsibility by the full Board of Directors for reviewing the effectiveness of these procedures from time to time and, as necessary, recommending changes.

EXECUTIVE OFFICERS

The following table sets forth as of the date hereof the Executive Officers of the Company.

Name	Age	Office
David P. King	52	President and Chief Executive Officer
Don M. Hardison	58	Executive Vice President, Chief Operating Officer
William B. Hayes	43	Executive Vice President, Chief Financial Officer, and Treasurer
Andrew S. Walton	42	Executive Vice President, Strategic Planning and Corporate Development
James T. Boyle, Jr.	51	Senior Vice President, Managed Care, Occupational Testing
Mark E. Brecher, M.D.	52	Senior Vice President, Chief Medical Officer
F. Samuel Eberts III	49	Senior Vice President, Chief Legal Officer, Secretary
Lidia L. Fonseca	40	Senior Vice President, Chief Information Officer

In addition to Mr. King who is identified above under the heading “Election of Directors,” following is information on the business experience for each of these executive officers for at least the last five years.

Don M. Hardison has served as Executive Vice President, Chief Operating Officer since September 2007. Mr. Hardison is a member of the Management Committee of the Company and is responsible for the day-to-day supervision of all operations and sales of the Company. Prior to this date, Mr. Hardison was President, Chief Executive Officer and Director of EXACT Sciences Corporation, a developer of proprietary DNA-based technologies for use in the detection of cancer, from May 2000 to September 2007. Prior to that, Mr. Hardison held various senior management and sales positions with Siebel Systems, Inc., Quest Diagnostics Inc., SmithKline Beecham Corporation, and Smithkline Corporation.

William B. Hayes has served as Executive Vice President, Chief Financial Officer and Treasurer since June 2005. Prior to this date, Mr. Hayes was Senior Vice President, Finance since 2000. Mr. Hayes is a member of the Management Committee of the Company and is responsible for the day-to-day supervision of the finance and billing functions of the Company. Prior to joining the Company in 1996, Mr. Hayes was in the audit department at KPMG LLP for 9 years.

Andrew S. Walton has served as Executive Vice President, Strategic Planning and Corporate Development since January 2007. Mr. Walton oversees the Company’s strategic planning department as well as the M&A and licensing departments. Additionally, Mr. Walton has operating responsibility for a number of the Company’s esoteric business units: National Genetics Institute, Viro-Med, Endocrine Sciences, and Colorado Coagulation. He is a member of the Management Committee of the Company. Mr. Walton served as Chief Information Officer of the Company from May 2006 to May 2008 and Vice President of Strategic Planning from May 2005 to May 2006. Prior to joining the Company in 2005, Mr. Walton was a partner at Subsidium Health Advisors, a healthcare consultancy, from 2002 to 2005.

James T. Boyle, Jr. has served as Senior Vice President Managed Care since May of 2006. In December of 2008, Mr. Boyle also assumed operating responsibility for the Company’s Occupational Testing/Employer Group Services in his current role of Head of Managed Care/OTS. He is a member of the Company’s Management Committee. Mr. Boyle previously held the position of Vice President of Managed Care from August 2004 to May, 2006. Prior to that Mr. Boyle was the Director of Litigation and Assistant General Counsel from 1999 to 2004. Prior to joining the Company in 1999, Mr. Boyle was engaged in the private practice of law for more than 15 years, specializing in litigation.

Mark E. Brecher joined the Company in March 2009 as Senior Vice President, Chief Medical Officer. Dr. Brecher is a member of the Company’s Management Committee. Prior to joining the Company, Dr. Brecher served as Vice Chair of the Department of Pathology and Laboratory Medicine at the McLendon Clinical

Laboratories, University of North Carolina Hospitals from July 2006 to February 2009. From July 2003 to July 2006, Dr. Brecher was the Acting Director of the Laboratory Information Systems and the Director of Clinical Pathology. Dr. Brecher is a member of the editorial boards of Transfusion and Blood Therapies in Medicine and is an associate editor of the Journal of Clinical Apheresis. He is the immediate past chair of the Department of Health and Human Services Advisory Committee on Blood Safety and Availability and a past president of the American Society for Apheresis.

F. Samuel Eberts III has served as Senior Vice President, Chief Legal Officer, Secretary and Chief Compliance Officer since January 1, 2009. Prior to that time he served as Senior Vice President, General Counsel since August 2004. He is a member of the Company’s Management Committee. Prior to joining the Company, he was Vice President, Secretary, and General Counsel of Stepan Company. Before joining Stepan Company, he was Assistant General Counsel for Cardinal Health, Inc. from 1998 to 2001 and Assistant General Counsel for Allegiance Healthcare Corporation (Allegiance Healthcare Corporation was purchased by Cardinal Health in 1998). Prior to that time he was Chief Counsel of the Biotech North America division of Baxter International Inc.

Lidia L. Fonseca joined the Company in May 2008 as Senior Vice President, Chief Information Officer. She is a member of the Company’s Management Committee. Prior to joining the Company she served as Executive Vice President of Global Operations and Technology at Synarc Inc. from 2005 to early 2008. Prior to Synarc, Ms. Fonseca worked at Philips Medical Systems from 1997 to 2005 in various roles, including General Manager, eBusiness and CIO for the entire concern. Additionally, Ms. Fonseca served as Vice President, Supply Chain Management in the Nuclear Medicine Division from 2003-2005, managing the various factories to production and materials levels, and equipment installations.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives. The Company’s executive compensation philosophy is to reward the achievement and surpassing of specific short- and long-term operational and strategic goals. By paying for performance, we believe we align the Company’s executive officers’ interests with those of the Company’s stockholders. We believe that through an effective executive compensation program, we can be successful in attracting and retaining talented employees who will continue to increase the Company’s financial performance over that of the Company’s industry competitors and drive the continued creation of shareholder value.

To execute the Company’s compensation philosophy, we adhere to the following principles:

•	variable compensation should comprise a significant part of an executive’s total compensation, with the percentage at-risk highest for the executive officers;

•	both the size of compensation awards provided to executive officers and the realizable values of those awards should vary significantly with performance achievements;

•	an emphasis on stock-based compensation aligns the long-term interests of executive officers and stockholders;

•	compensation opportunities for executive officers must be evaluated against those offered by companies in similar industries and similar in size and scope of operations; and

•	differences in executive compensation within the Company should reflect varying levels of responsibility and/or performance.

Comprehensive Review of Compensation Program. For 2008 compensation, a competitive review of the Company’s long-term incentive (“LTI”) opportunities was conducted by the Company’s compensation consultant at the request of the Compensation Committee to ensure market competitiveness, consistency with emerging best practices, support of the business strategy and continued alignment with the interests of the Company’s shareholders. Based on the results of the competitive review, the Company adjusted the long-term incentive opportunities and modified the Company’s LTI program design in terms of the mix of grant types. These adjustments are discussed in more detail below. The Company’s compensation consultant also presented a review of total direction compensation targeted for 2007, consisting of salary, annual incentive and long-term incentives for the proxy officers at the publicly traded peer companies and used national survey data for executives for which there was not sufficient comparable information included in the peer company proxy statements. While the consultant’s competitive report provided information on competitive base salaries and annual incentives, the analysis was on long-term incentive grant levels and plan design. Because annual compensation levels had not changed significantly from prior years, the Compensation Committee relied on the overall salary and annual cash incentive targets that it established in 2007, subject to the adjustments discussed below.

Benchmarking. A key reference in determining the overall levels of executive officer compensation and each element of compensation that the Company pays (base salary, annual cash incentive pay and long-term equity incentive compensation) is an assessment of pay practices and levels among certain groups of public companies that have been identified as compensation peers. In 2008, the peer group was used for the LTI programs. However, as noted above, peer group data was used in 2007 for base salary and annual cash incentive determinations, which had a direct effect on the 2008 determinations. The peer group used in 2008 and 2007 was developed by the Compensation Committee in 2006, with input from its independent compensation consultant, to include public companies in the health care services industry that are of similar size and scope to the Company and that engage in diagnostics, genomic research, and/or distribution and logistics. The companies included in the comparative peer group are:

• Agilent Technologies	• Boston Scientific Corp.	• Millipore Corp.
• Amgen	• Covance	• Omnicare
• Applied Biosytems (Applera)	• Express Scripts	• Owens & Minor
• Apria Healthcare Group	• Genentech	• Quest Diagnostics
• Beckman Coulter	• Genzyme	• St. Jude Medical
• Becton, Dickinson & Co.	• Medtronic	• Stryker Corporation
• Biogen

Compensation Committee Process and Input of Executive Officers. On an annual basis, the Compensation Committee reviews the elements of executive compensation (base salary, annual cash incentive pay and long-term incentive opportunities), determines whether to request input from its compensation consultant, reviews any such recommendations, and determines the manner in which it will make compensation decisions for the year. Mr. King, after consultation with the Chairman of the Board, is invited to provide input on the Compensation Committee’s executive compensation decisions, as well as proposed awards for the other executive officers based on his assessment of past and expected future individual performance and contribution, which are then taken into consideration by the consultant and the Compensation Committee. Mr. King also makes recommendations for the performance goals and allocations in the annual cash incentive plans for the named executive officers (as well as the other executive officers) using Company targets established by the Compensation Committee. In addition, other members of management may interact with Mr. King, the compensation consultant or the Compensation Committee. In 2008, this included Mr. Smith, who was responsible for providing additional information to the compensation consultant and provided management’s analysis and input as requested.

Elements of Compensation. The Company paid its named executive officers in 2008 through a mix of base salary, annual cash incentives, discretionary bonus awards, and long-term equity in the form of stock options, restricted stock, and performance shares.

Base Salary. As discussed above, while a significant portion of compensation paid to the Company’s executive officers, including named executive officers, is variable and tied to performance, the Company also believes it must pay competitive base salaries to retain its executive talent and provide an appropriate level of immediately available compensation. In 2007, base salary was targeted at the median of the peer group practice to ensure competitiveness with the peer group as well as appropriateness given the performance, role and responsibilities of each executive officer. While the Compensation Committee targets salary levels of the executive officers at the median of the peer group, it retains the flexibility to adjust individual levels of compensation to take into account variations in the individual’s job experience and responsibility, as reviewed and recommended to the Committee by Mr. King. Annual changes in base salaries are based on the peer group’s practices, the Company’s performance, the individual’s performance and increases in cost of living indexes.

For 2008, base salaries were increased approximately 4% for the Company’s named executive officers with the exception of Mr. King, whose base salary was increased approximately 6.6%. (Because base salaries do not take effect until the compensation year is underway, normally March 1 of each year, the effect of any increase is not fully reflected in the information included in the summary compensation table below but instead has an impact in two reporting years). The 4% increase was recommended by Mr. King based on the range of increases for the general population plus additional recognition for the exceptional efforts required to execute the United Health Care Insurance Company contract in 2007. Mr. King’s recommendation was reviewed and approved by the Compensation Committee. Mr. King had a larger increase in 2008 to continue to reflect the multi-year transition from Executive Vice President and Chief Operating Officer to Chief Executive Officer, which was effective January 1, 2007.

Annual Cash Incentive Pay. The Management Incentive Bonus Plan (the “MIB Plan”) is designed to reward the named executive officers for achieving short-term goals that the Company believes further its goal of creating long-term shareholder value as well as align the executive’s efforts with its strategy of leading the industry in the areas of scientific leadership, managed care and customer service. Additionally, the MIB Plan is designed to provide additional reward when superior results are achieved. The MIB Plan includes the named executive officers, all of the other executive officers and approximately 450 other key employees. The 2008 percentage of salaries was unchanged from 2007, with the exception of an increase for Mr. Hayes to reflect his leadership position as the Company’s Chief Financial Officer. Targeted total cash compensation (base salary plus target annual bonus) approximated the 75th percentile of market practice. Accordingly, the Compensation Committee sets aggressive targets to align performance goals with the Company’s targeted positioning.

For 2008, each officer’s target award was expressed as a percentage of his or her base salary. Target awards ranged from 75% to 150% of base salary for each officer. Achievement of goals at the threshold level generally paid at 50% of target, achievement of goals at the target level paid at 100%, and achievement of goals at the superior level generally paid at 150% of target. In 2008, achievement of one goal for each named executive officer would have made the officer eligible for 200% of the portion of the target related to that measure. For Messrs. King and Hardison that goal was earnings per share (“EPS”), for Mr. Haas, Mr. Smith, and Dr. Lai-Goldman that goal was earnings before interest, taxes, depreciation and amortization (“EBITDA), and for Mr. Hayes that goal was bad debt expense as a percent of revenue. If the threshold level of performance was not achieved for a given performance goal, the payout for that goal would have been zero. Similarly, for certain goals, failure to achieve performance at the target level would result in no bonus for that measure. This would be true if a goal had a yes/no outcome (i.e., the goal was either achieved, a “yes” outcome earning a 100% target payment or was not achieved, resulting in a 0% payment).

Because annual targets are set at aggressive levels based on reviews of the Company’s past performance and the expected growth and business opportunities in the clinical laboratory industry, the Compensation Committee believes that paying at 150% of a performance measure’s Target for the named executives for Superior performance provides appropriate incentive to exceed expectations. Over the past five years, the superior targets were not met for revenue or EBITDA goals and the payouts were generally around or below target. The Compensation Committee further believes that threshold amounts represent satisfactory performance and that a 50% potential payout is appropriate.

The Compensation Committee determines the performance measures, performance targets and allocation for Mr. King. In turn, the Committee has delegated to Mr. King the responsibility of determining the incentive plans for each of the other named executive officers, using substantially the same Company targets established by the Compensation Committee.

The primary measures used for the named executive officer bonuses in 2008 were revenue growth, EPS, EBITDA, and certain other specific strategic measures. The targets for the 2008 corporate goals were as follows:

•	Revenues—8.7% growth compared to prior year would pay at Threshold, 14% growth compared to prior year would pay at Target, and revenue growth of 19.2% would pay at the Superior level.

•	EPS—20.9 % growth compared to prior year would pay at Threshold, 23.4% growth compared to prior year would pay at Target and EPS growth of 26% would pay at the Superior level.

•	EBITDA—1.2 % growth compared to prior year would pay at Threshold, 12.4% growth compared to prior year would pay at Target, and EBITDA growth of 23.6% would pay at the Superior level.

These corporate goals were selected because they are three of the primary measures that the Company and the investment community use to evaluate the Company’s success. For Mr. King, instead of EBITDA, operating cash flow was used. For Mr. Hayes, instead of EBITDA and revenue, operating cash flow and bad debt percent were used. These goals were used for Mr. King and Mr. Hayes to reflect the operating priorities of the Company over which these executives had more control than the other named executive officers. The targets for these two goals for 2008 were as follows:

•

Operating Cash Flow—0.5% growth compared to prior year would pay at Threshold, 12% growth compared to prior year would pay at Target, and operating cash flow growth of 19.1% would pay at the Superior level.

•	Bad Debt—5.32% of sales would pay at Threshold, 5.07% of sales would pay at Target and 4.82% of sales would pay at the Superior level.

Corporate goals were used for the named executive officers to reflect the importance of tying individual rewards to the overall success of the Company. Individual success for the named executive officers is also recognized in the MIB plan through the inclusion of individual goals. The specific corporate and individual goals and bonus targets for each named executive officer in 2008 are discussed below.

David P. King

	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
Base Salary	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$800,000	150%	$1,200,000	30%	Revenues	$360,000	$180,000	$360,000	$540,000
			30%	EPS	$360,000	$180,000	$360,000	$720,000
			15%	Operating Cash Flow	$180,000	$90,000	$180,000	$270,000
			15%	Individual Goals	$180,000	$90,000	$180,000	$270,000
			10%	Succession Planning	$120,000	$-	$120,000
			100%	Total	$1,200,000	$540,000	$1,200,000	$1,920,000

Mr. King’s individual goals for 2008 were succession planning and a specific strategic goal. Succession planning was selected to reflect the importance of the succession planning process to ensure the strength and depth of the management team and the ongoing viability of the Company. The strategic goal that was selected for Mr. King was focused on strengthening a particular line of business that is important to the Company’s internal operating plan.

Based on the Company’s performance and his individual achievement during 2008, Mr. King achieved above threshold but below target performance for the corporate revenues goal and above target but below superior performance for the corporate operating cash flow goal. For the EPS corporate goal and one of his individual goals, threshold performance was not achieved. Mr. King achieved target performance for the individual goal relating to succession planning. As a result, Mr. King’s earned annual bonus payment was approximately 76% of his 2008 salary.

William B. Hayes

	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
Base Salary	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$416,000	100%	$416,000	25%	Operating Cash Flow	$104,000	$52,000	$104,000	$156,000
			25%	Bad Debt	$104,000	$78,000	$104,000	$208,000
			30%	EPS	$124,800	$62,400	$124,800	$187,200
			10%	Individual goals	$41,600	$0	$41,600
			10%	Individual goals	$41,600	$-	$41,600
			100%	Total	$416,000	$192,400	$416,000	$634,400

As Chief Financial Officer, the individual goals for Mr. Hayes related to improving the annual budgeting process and establishing financial benchmarks for analyzing Company performance.

Based on the Company’s performance and his individual achievement, Mr. Hayes achieved above target but below superior performance for the operating cash flow corporate goal. For the bad debt, EPS corporate goals and his individual goal relating to establishing financial benchmarks, threshold performance was not achieved. Mr. Hayes achieved target performance for his individual goal in improving the annual budgeting process. As a result, Mr. Hayes earned an annual bonus payment that was approximately 42% of his 2008 salary. In the interest of cost savings to the Company, Mr. Hayes agreed to forego 50% of his earned MIB and was paid an annual bonus that was approximately 21% of his 2008 salary.

Don M. Hardison

	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
Base Salary	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$482,000	125%	$602,500	30%	Revenues	$180,750	$90,375	$180,750	$271,125
			20%	EPS	$120,500	$60,250	$120,500	$180,750
			30%	EBITDA	$180,750	$90,375	$180,750	$361,500
			10%	Individual goals	$60,250	$-	$60,250
			10%	Individual goals	$60,250	$-	$60,250
			100%	Total	$602,500	$241,000	$602,500	$933,875

As Chief Operating Officer, Mr. Hardison’s individual goals were based on meeting the Company’s business plan and implementing the Company’s sales strategy which are in line with his major responsibilities.

Based on the Company’s performance and his individual achievement, Mr. Hardison achieved above threshold but below target performance for the corporate revenues goal. For the EPS and EBITDA corporate goals and his individual goal relating to the Company’s business plan, threshold performance was not achieved. Mr. Hardison achieved target performance for his individual goal in implementing the Company’s sales strategy. As a result, Mr. Hardison earned an annual bonus payment that was approximately 39% of his 2008 salary.

Myla P. Lai-Goldman

	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
Base Salary	% of Base	$ Target	%	Goal	$ Bonus	Threshold		Target	Superior
$404,000	75%	$303,000	30%	EBITDA	$90,900		$45,450	$90,900	$181,800
			30%	Revenues	$90,900		$45,450	$90,900	$136,350
			20%	EPS	$60,600		$30,300	$60,600	$90,900
			10%	Individual goals	$30,300	$-		$30,300
			10%	Individual goals	$30,300		$-	$30,300
			100%	Total	$303,000		$121,200	$303,000	$469,650

As Chief Medical Officer, the individual goals for Dr. Lai-Goldman were based on assisting with cost structuring analysis within her area of operations and succession planning transition as she prepared for retirement.

Based on the Company’s performance and her individual achievements, Dr. Lai-Goldman achieved above threshold but below target performance for the corporate revenues goal. For the EBITDA and EPS corporate goals, threshold performance was not achieved. Dr. Lai-Goldman achieved target performance for her individual goals in assisting with the supply structuring analysis and the orderly transition of responsibilities. As a result, Dr. Lai-Goldman earned an annual bonus payment that was approximately 31% of her 2008 salary.

Bradford T. Smith

	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
Base Salary	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$562,000	125%	$702,500	30%	EPS	$210,750	$105,375	$210,750	$316,125
			25%	EBITDA	$175,625	$87,813	$175,625	$351,250
			25%	Revenues	$175,625	$87,813	$175,625	$263,438
			10%	Individual goals	$70,250	$35,125	$70,250	$105,375
			10%	Individual goals	$70,250	$-	$70,250	$-
			100%	Total	$702,500	$316,126	$702,500	$1,106,438

As Executive Vice President, Mr. Smith’s individual goals were EBITDA for a business unit for which he had responsibility and succession planning as he prepared for retirement.

Based on the Company’s performance and his individual achievements, Mr. Smith achieved above threshold but below target performance for the corporate revenues goal. For the EBITDA and EPS corporate goals, threshold performance was not achieved. Mr. Smith achieved above threshold but below target performance for his individual goal relating to achievement of the EBITDA goals for the business unit and achieved target performance for his individual goal for the orderly transition of responsibilities. As a result, Mr. Smith earned an annual bonus payment that was approximately 46% of his 2008 salary.

Mr. William B. Haas was Executive Vice President, Esoteric Business until May 31, 2008. Mr. Haas’ individual goals were expected to be evaluated on the EBITDA and revenues corporate goal and an individual goal related to a pro forma measure of earnings from the business units for which he was primarily responsible as well as cost control within areas of operation. Because of his anticipated departure, the MIB grid was not finalized. As part of the transition in connection with Mr. Haas’ departure, it was agreed that he would receive a prorated annual incentive payment equivalent to 75% of his base salary at the time of his departure (a prorated target payment in the amount of $111,563).

Consistent with the overall approach of the MIB plan, the individual goals for the named executive officers were set at levels that were believed to require aggressive performance to achieve payout at target.

Discretionary Bonus Awards. Discretionary bonus awards approved by the Compensation Committee are rare. However, after reviewing the Company’s overall performance for 2008, and in light of the unprecedented changes in the economy occurring in the second half of the year, the Compensation Committee wanted to recognize what it believed were significant achievements in the effective management of bad debt, control of expenses, achievement of EPS and growth in volume and revenue in the second half of the year. The Compensation Committee felt that the named executive officers’ total cash compensation did not reflect their performance. The Compensation Committee requested that Mr. King provide a recommendation for each named executive officer. The Compensation Committee reviewed this proposal and concurred with the recommendation and approved the discretionary bonuses for the named executive officers, with the exception of Mr. Haas, who was not serving at the end of the year. The total amount of the discretionary bonuses was less than $500,000.

Long-Term Incentive Compensation. In 2008, the Company granted equity awards under its 2000 Stock Incentive Plan and its 2008 Stock Incentive Plan (collectively the “Stock Plans”). The 2008 Stock Incentive Plan was approved at the 2008 Annual Meeting of Stockholders to replace the 2000 Stock Incentive Plan. There are no provisions in the Stock Plans to allow for option repricing.

For 2008, the long-term incentive strategy was re-evaluated for market competitiveness by the Compensation Committee’s consultant and the Compensation Committee reconfirmed its practice of using stock options, restricted stock and performance share awards, subject to certain changes discussed below. The Compensation Committee believes that a balanced program using these three award types achieves all of the following:

•	delivers performance-based, “at-risk” compensation through stock options and performance shares;

•	rewards stock-price growth, particularly through the use of stock options;

•	ensures longer-term business focus through the use of multi-year operational performance goals to determine the number of performance awards ultimately earned;

•	aligns the executive officers, including the named executive officers, with the interests of all shareholders;

•	provides necessary retention features through multi-year vesting and the use of restricted stock; and

•	aligns with emerging practices of the market that emphasize a balanced portfolio approach to LTI.

Award values for 2007 were determined so that total direct compensation levels (base salary plus target annual cash incentive pay plus the expected value of LTI) approximated the 75th percentile of market practice. This level was selected based on the Company’s performance results compared to its peer group (as described above), as well as the Company’s future expectations of performance. For 2008, the Committee determined to grant similar numbers of shares to the participants in light of the Company’s strong performance for 2007, notwithstanding that the values were somewhat above the 75th percentile competitive values for all of the named executive officers other than Mr. King. Mr. King’s lower amount relative to the 75th percentile reflects, in large part, that his tenure as Chief Executive Officer of the Company is relatively shorter as compared to the longer average tenure of the chief executive officers of the comparative peer group.

In 2008, the target allocation of the total LTI value was 40% nonqualified stock options, 20% restricted stock and 40% performance share awards. The allocation is based on the Black-Scholes value (using an average share price for the 10 days preceding the grant date) for the stock options and the grant date fair value for the restricted stock and the performance share awards. This was a change from the prior LTI allocation of 50% nonqualified stock options, 25% restricted stock and 25% performance share awards. The Compensation Committee reduced the amount of the award that was allocated to restricted stock in order to provide for a greater percentage of the LTI program that was performance based, which both provides an incentive for performance and provides for a greater percentage of the LTI program to be tax deductible, as discussed under “Tax and Accounting Treatments” below. In addition, it determined to decrease the percentage allocated to stock options in line with market trends and increase the percentage of the LTI program that was allocated to performance share awards in order to provide for performance incentives that used a performance measure other than stock price.

The Compensation Committee also decided to change the performance award grant cycle to an annual performance award grant practice. By switching to an annual grant the Compensation Committee will have greater flexibility to make adjustments to performance goals and award amounts each year to better accommodate the changing business environment and changes in executive management. The Compensation Committee also evaluated the grant cycle in the context of compensation programs offered by companies in similar industries and similar in size and scope of operations and determined that the change to annual grants would be more consistent with market practices. Previously, performance award grants were earned over a 3-year period and the amounts awarded represented the entire performance award opportunity for that 3-year period.

The last grant was made in 2005, for an aggregate number of performance shares that would have been awarded in 2005, 2006 and 2007, which was earned based on Company performance for that same 3-year period. Beginning in 2008, grants of performance awards are to be made annually, but with a 3-year performance period, resulting in overlapping performance periods. There was no change to the stock option or restricted stock grant cycles; both of these awards will continue to be made on an annual basis.

Performance targets for the 2008 performance awards were established by the Compensation Committee and are based on Company growth in EPS and sales (weighted 70% on EPS growth and 30% on sales growth) during the three-year performance period which began January 1, 2008 and ends December 31, 2010 compared to the base period established on December 31, 2007. EPS growth was selected as a target because of its close alignment with shareholder value. Sales growth was selected based on a continued drive to grow the Company’s revenues. The number of performance shares that can be earned ranges from 0% to 175% of the target shares, with threshold, target and superior measures set at 50%, 100% and 175% of the performance shares awarded, respectively, with achievement of amounts in between the measures pro-rated based on the level of performance. The Compensation Committee believes that the EPS and sales goals at the target level are realistically achievable but would represent a level of performance that would result in significant return to shareholders.

The stock options and restricted stock awards granted to the named executive officers vest in equal one-third increments over a three-year period beginning on the first anniversary of the grant date. The stock options, if unexercised, will expire ten years from the date of grant, subject to their earlier termination.

The table below summarizes the stock option, restricted stock, and performance award grants for 2008 for the named executive officers.

Name	Equity Award Type	2008 Equity Incentive Plan Awards (#)
David P. King	Stock Options	195,700
	Restricted Stock	17,200
	Performance Shares	34,300

William B. Hayes	Stock Options	72,200
	Restricted Stock	6,300
	Performance Shares	12,700

Bradford T. Smith	Stock Options	87,300
	Restricted Stock	7,700
	Performance Shares	15,300

Don M. Hardison	Stock Options	87,300
	Restricted Stock	7,700
	Performance Shares	15,300

Myla P. Lai-Goldman	Stock Options	46,700
	Restricted Stock	4,100
	Performance Shares	8,200

William B. Haas	Stock Options	17,000
	Restricted Stock	3,600
	Performance Shares	7,200

Equity Grant Practices. Generally, the Compensation Committee approves equity grants at the beginning of the year in connection with a scheduled Compensation Committee meeting that follows the release of the fourth quarter/prior year annual earnings. The Compensation Committee discourages the issuance of annual equity grants in conjunction with the release of material nonpublic information. In the event there is material nonpublic information as of the contemplated grant date, the grant will be delayed until such information has been released to the public or until such information is no longer deemed material. In 2008, the performance share awards and restricted stock awards were granted in accordance with this practice, however, because of the limited number of shares available under the 2000 Stock Incentive Plan, the Company delayed making option grants until after the 2008 Annual Meeting of Stockholders and the approval of the 2008 Stock Incentive Plan. Under the 2008 Stock Incentive Plan, the grant date of an option award is the date the Compensation Committee approves the award and the exercise price is based on the closing market price on the grant date.

Stock Ownership Guidelines. Effective August 1, 2008, the Board established an executive stock ownership program to encourage stock ownership by the Company’s senior management, including the Company’s named executive officers. The Board believes that by holding an equity position in the Company, senior management demonstrate its commitment to and belief in the long-term profitability of the Company. Pursuant to the stock ownership program, each named executive officer must acquire and maintain a level of ownership in the Company’s common stock equivalent to a number of shares having a value that is a multiple of that executive’s base salary using the salary and stock price as of the date he or she became subject to the stock ownership level. This level will not be adjusted unless the executive’s position changes and the new position has a different ownership requirement. Once an executive satisfies the stock ownership requirement, if the Company’s common stock falls in price the executive will not be required to purchase or acquire additional shares to meet the requirement due solely to the diminution in the common stock value. The multiples used to set the ownership requirements for each position are: (i) four times base salary for the Chief Executive Officer, (ii) two times base salary for the Company’s Executive Vice Presidents, and (iii) one time base salary for other selected officers. Until the ownership requirement is met, an executive is required to hold 50% of any shares of Company stock acquired upon the lapse of restrictions on any stock grant and upon the exercise of stock options, net of taxes and shares used to pay the exercise price. If an executive fails to meet or show progress towards satisfying these requirements, the Compensation Committee may reduce future equity grants or other incentive compensation for that executive. Once an executive reaches the age of 62, the ownership requirement is reduced by 50%, and once an executive reaches the age of 64, the ownership requirement is reduced by 75%.

Perquisites. The Company provides its named executive officers with perquisites that it believes to be competitive and consistent with its overall executive compensation objectives. The Compensation Committee believes the perquisites offered are reasonably conservative and are required to attract and retain the Company’s executive talent. These perquisites include: an annual car allowance, financial counseling, health checkup allowance, home security system allowance and club membership allowance. For more information on these perquisites, including the valuation and amounts, see the Summary Compensation Table below.

Insider Trading. The Company maintains an Insider Trading Policy that prohibits executive officers and key employees from transacting in Company stock during a blackout period. There are four such periods each year, beginning three weeks prior to the end of every calendar quarter and ending two business days following the public release of its earnings. The Insider Trading Policy contains provisions that prohibit executive officers and key employees from profiting from short-term speculative swings in the value of the Company’s stock, including, but not limited to, “short sales”, “put” and “call” options, and hedging transactions.

Termination and Change-in-Control Payments. On April 17, 1996, the Board of Directors approved the Master Senior Executive Severance Plan (the “Severance Plan”). The purpose of the Severance Plan was to provide the participants a severance benefit with a certain level of financial protection and in circumstances involving a change-in-control to allow the executive to also consider corporate actions that may benefit the shareholder without having to sacrifice their individual situation. The Severance Plan also provided for severance payments to the named executive officers upon the occurrence of a qualifying termination with a higher level of payment if the qualifying termination occurred within 3 years of a change-in-control event (a “double trigger”).

The Company believed this double trigger approach to be appropriate because a change-in-control may require the continued services of an executive officer without a change in that officer’s position, role, or compensation opportunities. A single trigger approach (payment triggered by just the change-in-control event) could harm the Company as it gives management the ability to leave and receive severance, even if the executive’s continued service is needed for the transaction to succeed.

On February 11, 2009, the Board of Directors amended and restated the Master Senior Executive Severance Plan into two plans, the Amended and Restated Master Senior Executive Severance Plan (the “Amended and Restated Severance Plan”) and the Master Senior Executive Change-in-Control Severance Plan (the “Change-in-Control Plan”). The Amended and Restated Severance Plan provides for severance payments that more accurately reflect the actual performance of the executive over prior periods by basing severance payments on actual annual incentive cash plan payments in place of using targeted amounts. The Change-in-Control Plan also reduces the multiple paid to executive vice presidents to 2 times instead of 3 times and includes a double trigger for the change-in-control severance payments. For additional information on the changes to the termination and change-in-control benefits under the Amended and Restated Severance Plan and the Change-in-Control Plan, see “Potential Payments Upon Termination or Change-in-Control” below.

For equity compensation plan awards made under the 2000 Stock Incentive Plan, however, the Company currently has a single trigger treatment upon a change-in-control related to the vesting of such awards. The Company believed this was reasonable because (a) it ensured the alignment with a shareholder’s ability to freely sell their common stock at the time of a change-in-control event and (b) the company that made the original grant may no longer exist after a change-in-control and believes its awards granted to the equity holders should reflect the performance and success of the company granting such awards. The 2008 Stock Incentive Plan adopted at the 2008 Annual Meeting of Stockholders contains a double trigger. The Company believes this double trigger approach to be more appropriate for the equity compensation plan because a change-in-control may require the continued services of an executive officer without a change in that officer’s position, role, or compensation opportunities.

In addition, because the Compensation Committee believes that a strong succession planning process ensures the continued success of the Company, and in anticipation of members of management retiring in future years and knowing that failure to ensure a smooth transition of leadership would have an adverse effect on the Company and its shareholders, the Board approved the Senior Executive Transition Policy (the “Transition Policy”) on May 6, 2004. The Transition Policy was designed with eligibility requirements that ensure the retention of the executive and provides additional protection to the Company in the form of a non-compete and non-solicitation agreement. The policy also sets forth the treatment of long-term incentive awards made under the Company’s stock incentive plans to certain senior executives in the event of a voluntary termination before age 65. Eligibility requirements include, (a) being named by the Company and approved by the Board as an Executive Committee (“EC”) member, (b) having five years of service as an EC member, (c) having 10 years of service with the Company and (d) approval from the Board of a plan that ensures a smooth and effective transition of the departing executive’s management team. Each of the named executive officers is covered by the Transition Policy except for Mr. Hardison.

For additional information on these termination and change-in-control benefits, including a quantification of such benefits, see “Potential Payments Upon Termination or Change-in-Control” below.

Deferred Compensation Program. On December 12, 2001, the Board of Directors approved the Deferred Compensation Plan (“DCP”) under which certain of the Company’s executives, including the named executive officers, may elect to defer up to 100% of their annual cash incentive pay and/or up to 50% of their annual base salary. The deferral limits were based on the Compensation Committee’s assessment of best practices at the time the DCP was established. The DCP provides executives a tax efficient strategy for retirement savings and capital accumulation without significant cost to the Company. The Company has not and does not currently make any contributions to a participant’s DCP account. For additional information on the DCP, see the Nonqualified Deferred Compensation Table and accompanying narrative below.

Retirement Plans. The Company offers a supplemental retirement plan, the Pension Equalization Plan (the “PEP”) to executive officers, including the named executive officers. The PEP is an unfunded, non-contributory, non-qualified plan designed to provide income continuation benefits at retirement and works in conjunction with the Cash Balance Retirement Plan (the “Cash Balance Plan”), a qualified and funded defined benefit plan available to substantially all employees. The PEP provides additional retirement benefits to a select group of management employees as an integral part of a total compensation package designed to attract and retain top executive performers. Requirements of participation include (a) approval of participation by the CEO, (b) being named as a Senior or Executive Vice President or operating in the capacity of one or (c) being named as the President or CEO.

The Company also offers a defined contribution retirement savings plan (i.e., 401(k) plan) called the Employees’ Retirement Savings Plan. Participation in this plan is available to all US-based employees, including the named executive officers. Under this plan, an employee may defer up to 50% of their salary and the Company provides matching contributions (in dollars) at a rate of 50% up to the first 6% of salary. The named executive officers were limited to deferring a maximum of 6% of their salary to the plan in 2008. Company match information is reflected in the Summary Compensation Table below for the named executive officers.

Employment Separation Agreement and General Release with Mr. Haas. In connection with Mr. Haas’ departure from the Company, the Company entered into a separation agreement with him. This agreement, based on arms-length negotiations at the time, provided for certain post-employment compensation benefits in exchange for Mr. Haas’ executing a release of any and all claims with the Company and agreeing to certain non-compete, non-solicitation and non-disclosure provisions. The terms of this agreement are described in “Potential Payments Upon Termination or Change-in-Control” below. In view of the critical role that Mr. Haas had with the Company and his access to competitive information, the Compensation Committee believed that such arrangement was prudent.

Tax and Accounting Treatments. Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for certain “non-performance based” compensation paid to the chief executive officer and, pursuant to IRS guidance, each of the three highest paid employees (other than the chief financial officer) of public companies to $1 million per year. The Compensation Committee has carefully considered the Company’s executive compensation program in light of the applicable tax rules. Accordingly, the 2000 and 2008 Stock Incentive Plans and the Management Incentive Bonus Plan have been designed to meet the requirements of Section 162(m). However, the discretionary bonus awards do not meet the requirements of Section 162(m). The Compensation Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, the Compensation Committee reserves and will exercise its discretion in this area so as to design a compensation program that serves the long-term interests of the Company. The non-deductible portion of executive compensation paid in 2008 was $3.0 million, which the Compensation Committee has determined to be in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management pursuant to Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K (including through incorporation by reference to this proxy statement).

THE COMPENSATION COMMITTEE

M. Keith Weikel, Chairman

Kerrii B. Anderson

Jean-Luc Bélingard

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The compensation paid and amounts required to be recognized during the year ended December 31, 2008 to the Company’s named executive officers, which includes the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers serving at year-end and one other executive officer for whom disclosure would have been required but for the fact that he was no longer serving as an executive officer at year-end, is set forth below:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David P. King	2008	$791,667	$160,000	$2,007,153	$1,509,026	$605,674	$107,225	$45,751	$5,226,496
Chief Executive Officer	2007	$750,000	$-	$1,772,508	$1,016,130	$1,464,696	$93,382	$50,491	$5,147,207
	2006	$450,003	$-	$885,404	$567,196	$642,094	$36,924	$44,722	$2,626,343

William B. Hayes	2008	$413,333	$55,000	$1,174,457	$613,710	$87,336	$36,946	$45,764	$2,426,546
Executive Vice President and Chief Financial Officer	2007	$391,667	$-	$1,503,886	$496,378	$437,303	$36,925	$46,291	$2,912,449
	2006	$350,002	$-	$813,831	$337,649	$431,063	$22,837	$49,194	$2,004,576

Bradford T. Smith	2008	$558,333	$98,000	$2,479,439	$1,761,792	$260,294	$1,777,699	$46,796	$6,982,353
Executive Vice President and Chief Legal Officer(7)	2007	$540,000	$-	$2,317,826	$1,037,783	$825,492	$293,538	$45,953	$5,060,593
	2006	$453,863	$-	$1,338,537	$1,018,856	$595,877	$263,284	$33,736	$3,704,152

Don M. Hardison	2008	$478,750	$100,000	$749,363	$397,176	$188,462	$66,181	$34,576	$2,014,508
Chief Operating Officer

Myla P. Lai-Goldman	2008	$401,348	$51,000	$1,414,368	$891,256	$125,078	$93,368	$42,342	$3,018,760
Executive Vice President, Chief Scientific Officer and Medical Director(7)	2007	$385,601	$-	$1,559,843	$577,050	$328,188	$130,211	$36,817	$3,017,710

William B. Haas	2008	$146,479	$-	$1,821,807	$845,014	$111,563	$52,284	$496,406	$3,473,553
Executive Vice President Esoteric Business(7)	2007	$341,171	$-	$1,033,720	$436,502	$297,069	$83,398	$46,702	$2,238,561

(1)	Represents the amounts paid as discretionary bonuses for 2008. For additional information on these awards for 2008, see the Compensation Discussion and Analysis—Discretionary Bonus Awards.
(2)	Represents the dollar amount recognized for financial statement reporting purpose for each named executive officer during each respective year, disregarding any estimate of forfeitures relating to service-based vesting conditions. Also reflects an accounting acceleration for 2008 for Mr. Smith and Dr. Lai-Goldman pursuant to the Transition Policy, described in the Compensation Discussion and Analysis—Termination and Change-in-Control Payments. For the assumptions made in the valuations, see Note 15 to the Company’s audited financial statements included in its Annual Report on Form 10-K.
(3)	Represents the dollar amount recognized for financial statement reporting purpose for each named executive officer during each respective year, disregarding any estimate of forfeitures relating to service-based vesting conditions. Also reflects an accounting acceleration for 2008 for Mr. Smith and Dr. Lai-Goldman pursuant to the Transition Policy. For the assumptions made in the valuations, see Note 15 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008.
(4)	Represents the amounts earned by each named executive officer during 2008 pursuant to the Company’s Management Incentive Bonus Plan, which is the annual cash incentive plan. For additional information on these awards for 2008, see the Grants of Plan-Based Awards Table below and the Compensation Discussion & Analysis—Annual Cash Incentive Plan above.
(5)	Represents solely the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Company’s pension plans from December 31, 2005 to December 31, 2006; December 31, 2006 to December 31, 2007 and December 31, 2007 to December 31, 2008 respectively. For the assumptions made in the 2008 valuations, see Note 17 to the Company’s audited financial statements included within its Annual Report on Form 10-K. These assumptions change from year to year to reflect current market conditions.
(6)	Includes the actual value and the gross up value, as applicable, of the following perquisites: financial services, executive long-term disability premiums, car allowance, personal liability insurance premiums, annual physical, club membership and security monitoring of home.

Financial services and club membership amounts (up to a maximum of $6,000 per year for club memberships) are based on the actual amounts paid by the Company or the named executive officer to third party vendors or the club, respectively. Use of the corporate jet is provided by the Company to the named executive officers for both business and personal trips; however, personal use of the corporate jet, while allowed, is strongly discouraged. The incremental cost to the Company of any personal use of the corporate jet would be included in the All Other Compensation column of the Summary Compensation Table; however, in 2008 none of the named executive officers had any personal use of the corporate jet.

In addition, this column includes the value of severance and other payments made to Mr. Haas in accordance with the amounts that were paid to him pursuant to a severance agreement. For additional information on how these payments were calculated, see Potential Payments Upon Termination or Change-in-Control—Agreement with Mr. Haas below.

(7)	Mr. Smith and Dr. Lai-Goldman resigned as executive officers of the Company on December 31, 2008. Mr. Haas resigned as an executive officer of the Company effective May 31, 2008.

The table below details those perquisites that exceeded 10% of the total perquisites offered to the named executive officer during 2008, plus the Company-paid match on each executive’s 401(k) contribution during 2008 and the various tax gross-ups on these amounts, as applicable.

Name	Year	Financial Services (a)	Long Term Disability (a)	Life Insurance (a)	Car Allowance (b)	Club Membership (a)	Company- paid 401(k) Match	Tax Gross-up
David P. King	2008	$6,949	$4,620	$ -	$14,400	$-	$6,900	$9,784
Bradford T. Smith	2008	$6,775	$4,363	$ -	$12,000	$3,978	$6,900	$11,336
Don M. Hardison	2008	$7,878	$4,614	$ -	$12,000	$-	$3,383	$6,002
William B. Hayes	2008	$6,756	$4,363	$ -	$12,000	$4,000	$6,900	$11,044
Myla P. Lai-Goldman	2008	$7,459	$4,363	$ -	$12,000	$1,400	$6,900	$9,753
William B. Haas	2008	$3,628	$1,668	$ -	$5,000	$5,667	$3,735	$8,087

(a)	The Company grosses up the value of these services to cover the taxes on these expenses. The amounts reflected for these services represent the actual amounts paid.
(b)	Reflects actual pre-tax amount paid to the executive for car allowance. Taxes and withholding are deducted from the amount shown in this column.

GRANTS OF PLAN-BASED AWARDS

During 2008, the following stock option, restricted stock, performance share awards, and annual cash incentive awards pursuant to the Management Incentive Bonus Plan (“MIB Plan”) were made to the named executive officers:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
David P. King	Restricted Stock	02/13/08							17,200			$1,384,600
	Performance Shares	02/13/08				17,150	34,300	60,025				$2,761,150
	Options	05/07/08								195,700	$75.63	$2,440,887
	MIB Plan	03/31/08	$540,000	$1,200,000	$1,920,000
William B. Hayes	Restricted Stock	02/13/08							6,300			$507,150
	Performance Shares	02/13/08				6,350	12,700	22,225				$1,022,350
	Options	05/07/08								72,200	$75.63	$900,521
	MIB Plan	03/31/08	$192,400	$416,000	$634,400
Bradford T. Smith	Restricted Stock	02/13/08							7,700			$619,850
	Performance Shares	02/13/08				7,650	15,300	26,775				$1,231,650
	Options	05/07/08								87,300	$75.63	$1,088,857
	MIB Plan	03/31/08	$316,126	$702,500	$1,106,438
Don M. Hardison	Restricted Stock	02/13/08							7,700			$619,850
	Performance Shares	02/13/08				7,650	15,300	26,775				$1,231,650
	Options	05/07/08								87,300	$75.63	$1,088,857
	MIB Plan	03/31/08	$241,000	$602,500	$933,875
Myla P. Lai-Goldman	Restricted Stock	02/13/08							4,100			$330,050
	Performance Shares	02/13/08				4,100	8,200	14,350				$660,100
	Options	05/07/08								46,700	$75.63	$582,470
	MIB Plan	03/31/08	$121,200	$303,000	$469,650
William B. Haas	Restricted Stock	02/13/08							3,600			$289,800
	Performance Shares	02/13/08				3,600	7,200	12,600				$579,600
	Options	05/07/08								17,000	$75.63	$212,034
	MIB Plan	03/31/08	$107,101	$267,750	$408,320

(1)	Amounts represent the possible payouts pursuant to the Management Incentive Bonus Plan as established by the Compensation Committee in February 2008. Actual amounts paid out pursuant to the plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance criteria applicable to these awards, see the Compensation Discussion and Analysis—Annual Cash Incentive Plan above.
(2)	Amounts represent potential shares to be earned under the performance share awards. The performance share awards vest at the end of three years provided that certain performance metrics are met. For a discussion of the performance criteria applicable to these awards, see the Compensation Discussion and Analysis—Long Term Incentive Equity Awards above.
(3)	Amounts represent restricted stock awards which vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(4)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(5)	The amounts shown in this column represent the full grant date fair market value of restricted stock, performance share and option awards, as computed in accordance with FAS 123R. The amount shown in this column will likely vary from the amount actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the satisfaction or failure to meet any performance criteria, the timing of any exercise or sale of shares, and the price of the Company’s common stock. The value for stock options is calculated using the Black-Scholes option pricing model. The value for restricted stock and performance share awards is calculated by multiplying the number of shares granted by the closing price per share of the Company’s common stock on the day of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, as of December 31, 2008, the number of outstanding stock options, restricted stock and performance awards held by the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David P. King	30,000	-		$39.0000	2/17/2014
	30,000	-		$47.8900	3/1/2015
	36,666	18,334		$58.5700	2/23/2016
	50,000	100,000		$80.3700	2/20/2017
		195,700		$75.6300	5/07/2018
						4,334	$279,152
						16,667	$1,073,521
						17,200	$1,107,852
								34,300	$2,209,263
William B. Hayes	5,000			$47.8900	3/1/2015
	15,000	15,000		$58.5700	2/23/2016
	18,333	36,667		$80.3700	2/20/2017
		72,200		$75.6300	5/07/2018
						3,334	$214,742
						9,167	$590,446
						6,300	$405,783
								12,700	$818,007
Bradford T. Smith		15,000		$58.5700	2/23/2016
	23,333	46,667		$80.3700	2/20/2017
		87,300		$75.6300	5/07/2018
						4,167	$268,396
						10,667	$687,061
						7,700	$495,957
								15,300	$985,473
Don M. Hardison	11,666	23,334		$80.3700	2/20/2017
		87,300		$75.6300	5/07/2018
						8,334	$536,792
						7,700	$495,957
								15,300	$985,473
Myla P. Lai-Goldman	20,000	-		$47.8900	3/01/2015
	20,000	10,000		$58.5700	2/23/2016
	10,000	20,000		$80.3700	2/20/2017
		46,700		$75.6300	5/07/2018
						2,800	$180,348
						5,600	$360,696
						4,100	$264,081
								8,200	$528,162
William B. Haas	30,000			$47.8900	3/1/2015
	20,000	10,000		$58.5700	2/23/2016
	10,000	20,000		$80.3700	2/20/2017
		17,000		$75.6300	5/07/2018
						2,800	$180,348
						5,600	$360,696
						3,600	$231,876
								7,200	$463,752

(1)	The vesting date of unvested stock option awards is set forth beside each option expiration date in the table below. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date.

Option Expiration Date	Option Vesting Date
02/23/16	02/23/09
02/20/17	02/20/10
05/07/18	05/07/11

(2)	Represents restricted stock grants. In the table below, the vesting date is represented beside each unvested restricted stock grant. Note that the vesting date provided reflects the date when the restricted stock fully vests. Beginning with restricted stock granted in 2006, restricted stock vests ratably over three years beginning on the first anniversary of the grant date.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Date of Restricted Stock
David P. King	4,334	02/23/09
	16,667	02/20/10
	17,200	02/13/11
Bradford T. Smith	4,167	02/23/09
	10,667	02/20/10
	7,700	02/13/11
Don M. Hardison	8,334	02/20/10
	7,700	02/13/11
William B. Hayes	3,334	02/23/09
	9,167	02/20/10
	6,300	02/13/11
Myla P. Lai-Goldman	2,800	02/23/09
	5,600	02/20/10
	4,100	02/13/11
William B. Haas	2,800	02/23/09
	5,600	02/20/10
	3,600	02/13/11

(3)	Market value calculated based on the Company’s common stock price on December 31, 2008, which was $64.41 per share, multiplied by the number of shares or units, respectively, for each unvested performance or stock award.
(4)	Represents the performance awards at Target eligible for vesting in 2011, for the performance period ending December 31, 2010 based on the achievement of the performance factors discussed under Compensation Discussion and Analysis—Long-Term Equity Compensation above.

OPTION EXERCISES AND STOCK VESTED

The following chart shows, for 2008, the number and value of stock options exercised and the number and value of vested restricted stock and performance awards for each of the named executive officers:

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(3)
David P. King	-	$-	59,651	$4,492,549
William B. Hayes	-	$-	52,560	$3,947,162
Bradford T. Smith	30,000	$710,785	96,027	$7,294,848
Don M. Hardison	-	$-	4,166	$334,405
Myla P. Lai-Goldman	16,800	$688,800	63,602	$4,800,931
William B. Haas	-	$-	54,526	$4,081,023

(1)	All stock option exercises and sales were completed in accordance with an existing 10b5-1 Trading Plan or during an open period.
(2)	The value realized on exercise was based on the price at which these shares were sold, which occurred simultaneously with the exercise. Consequently, the value realized was the sale price minus the strike price, multiplied by the number of shares exercised and sold.
(3)	Represents one-third of the restricted stock granted on March 1, 2005, that vested on March 1, 2008, at $77.31 per share, the closing price on that date, one-third of the restricted stock granted on February 23, 2006 that vested on February 23, 2008 at $79.29 per share, the closing price on that date, and one-third of the restricted stock granted on February 20, 2007, that vested on February 20, 2008 at $80.27 per share, the closing price on that date. In addition, on February 14, 2008 the residual stock from the February 14, 2002 grant vested at $79.32 per share, the closing price on February 14, 2008. Also, on March 26, 2008, the performance shares granted on March 1, 2005 vested at $73.69, the closing price on March 26, 2008.

RETIREMENT BENEFITS

The Company offers a defined benefit plan called the Cash Balance Retirement Plan (the “Cash Balance Plan”). The Cash Balance Plan is offered to substantially all employees, including each of the named executive officers, and is fully funded by the Company both in terms of an annual service credit, which is a percentage of base salary, and an interest credit, currently at 4% per year. Eligibility requirements under the Cash Balance Plan include one year of service (participants enter the plan in either January or July after meeting the service requirement) and the employee must have reached 21 years of age. Each named executive officer has met the eligibility requirements.

The Company also offers a supplemental retirement plan called the PEP to the Company’s senior and executive officers, including each of the named executive officers. The PEP is an unfunded, non-contributory, non-qualified plan created to provide income continuation benefits at retirement. It makes up for IRS limitations on retirement benefits in the Company’s Cash Balance Plan. Requirements of participation include: (a) approval for participation by the CEO, and (b) named as a Senior or Executive Vice President, or operating in the capacity of one, or (c) named as the President or CEO. Each of the named executive officers has met the requirements to participate in the PEP.

Under both the Cash Balance Plan and the PEP, a participant is eligible for benefits at normal retirement at age 65 or early retirement at age 55 subject to reduced benefits for each year under 65. For early retirement at or after age 55 with reduced benefits, there is a reduction of 6% applied to the full retirement benefit for every year under the age of 65. Mr. Smith was the only named executive officer eligible for early retirement under the plans as of December 31, 2008.

The Cash Balance Plan, as supplemented by the PEP, is designed to provide an employee having 25 years of credited service with an annuity equal to 52% of “final average pay” less 50% of estimated individual Social Security benefits. “Final average pay” is defined as the highest five consecutive years of base salary during the ten years of employment preceding termination or retirement. The participant, if single, has one payment option: ten year certain and life annuity. If married, the participant has two payment options: (a) ten year certain and life annuity; or (b) 50% joint and survivor annuity. The ten year certain and life annuity offers guaranteed minimum payment for ten years. The 50% joint and survivor annuity offers half the annuity payments to the surviving spouse.

The formula for calculating the amount payable to the named executive officers under the Cash Balance Plan, in conjunction with the PEP, is illustrated as follows (ten year certain and life annuity method):

[(0.52) x (Final Average Pay) – (0.50) x (Social Security Benefit)] x [(Credited Service up to 25 years) ÷ (25)]

The amount payable could be less if the participant elected to receive benefits under the 50% joint and survivor annuity option.

There is also a small group of participants grandfathered into a retiree medical benefits plan. Mr. Smith and Dr. Lai-Goldman are the only named executive officers who qualify for medical benefits upon retirement. The retiree medical program offers the executive the opportunity to obtain medical benefits at as low as 10% of the Company’s cost.

The following table shows, as of December 31, 2008, the present value of accumulated benefits under the Company’s Cash Balance Plan and PEP for each of the named executive officers:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David P. King	Cash Balance Plan	6.00	$34,867	$ -
	Pension Equalization Plan	7.25	$301,514	$ -
Bradford T. Smith(3)	Cash Balance Plan	13.75	$104,994	$ -
	Pension Equalization Plan	25.00	$2,849,253	$ -
Don M. Hardison	Cash Balance Plan	-	$-	$ -
	Pension Equalization Plan	1.33	$80,565	$ -
William B. Hayes	Cash Balance Plan	11.00	$68,500	$ -
	Pension Equalization Plan	12.25	$118,071	$ -
Myla P. Lai-Goldman	Cash Balance Plan	18.50	$151,326	$ -
	Pension Equalization Plan	18.50	$467,101	$ -
William B. Haas	Cash Balance Plan	17.17	$109,243	$ -
	Pension Equalization Plan	18.17	$206,038	$ -

(1)	The Company’s Cash Balance Plan is offered to substantially all employees after a year of service and after reaching 21 years of age. Plan entry dates are January and July of each year. The PEP was amended January 1, 2004, to waive the one year service requirement. Because of these two different service crediting provisions, there could be a difference between the Cash Balance Plan service and the PEP service reflected in the column of up to 1.5 years. However, credited years of service equals actual years of service with the Company, subject to the crediting provisions above and other than for Mr. Smith, as set forth in footnote 3 below.
(2)	The calculation of present value of accumulated benefit is based on a normal retirement age of 65 and credited service and certain discount rate and mortality inputs. For the assumptions made in the valuations, see Note 17 to the Company’s audited financial statements included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
(3)	For purposes of determining Mr. Smith’s rights under the PEP, prior service and compensation with certain acquired or predecessor entities (additional service of 13.25 years) are taken into account.

DEFERRED COMPENSATION PLAN

The Company’s Deferred Compensation Plan (the “DCP”) offers eligible participants, including each of the named executive officers, another vehicle to accumulate savings for retirement. Under the DCP, executives may elect to defer up to 100% of their annual cash incentive pay and/or up to 50% of their annual base compensation. Amounts deferred by a participant are credited to a bookkeeping account maintained on behalf of each participant, which is used for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Deferred amounts are the Company’s general unsecured obligations and are subject to claims by the Company’s creditors. The Company’s general assets or existing rabbi trust may be used to fund payment obligations and pay DCP benefits.

According to the terms of the DCP, a participant has the opportunity to allocate deferred amounts to one or more of sixteen measurement funds offered. The measurement funds are indexed to externally managed funds inside the Company’s insurance-backed account. Amounts in these accounts can earn variable returns, including negative returns. Deemed earnings on the deferrals are based on these measurement funds and have no guaranteed rate of return.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or 5, 10 or 15 years of annual installment payments for employees who retire from the Company. Non-retirement separations from service generally will result in payments being made in the form of a single lump sum.

The following table summarizes each named executive officer’s contributions, earnings and aggregate balance under the DCP as of December 31, 2008:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David P. King	$55,417	$-	$(81,118)	$-	$219,349
William B. Hayes	$-	$-	$(9,934)	$-	$21,368
Bradford T. Smith	$-	$-	$(716,208)	$-	$1,059,020
Don M. Hardison	$-	$-	$-	$-	$-
Myla P. Lai-Goldman	$-	$-	$-	$-	$-
William B. Haas	$170,506	$-	$(238,540)	$515,073	$311,306

(1)	Amounts in this column are included in the Salary column of the Summary Compensation Table above.
(2)	Amounts in this column are not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table as they do not qualify as above market or preferential earnings.
(3)	The table below summarizes the amounts in this column that were reported in the Summary Compensation Table for 2008 and in prior years.

Name	Reported in 2008	Reported in Prior Years
David P. King	$55,417	$220,003
William B. Hayes	$-	$21,000
Bradford T. Smith	$-	$1,022,717
Don M. Hardison	$-	$-
Myla P. Lai-Goldman	$-	$-
William B. Haas	$170,506	$169,992

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables that follow provide information related to compensation payable to each named executive officer assuming termination of such executive’s employment on December 31, 2008, or assuming a change of control with corresponding qualifying termination occurred on December 31, 2008. Amounts also assume the price of the Company’s common stock was $64.41, the closing price on December 31, 2008. The tables and discussion below do not include information for Mr. Haas, who ceased to serve as an executive officer on May 31, 2008. For information on Mr. Haas, see Agreement with Mr. Haas below. The tables do, however, include information for Mr. Smith and Dr. Lai-Goldman, both of whom resigned as executive officers effective December 31, 2008.

David P. King	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$1,600,000	$-	$2,400,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$2,400,000	$-	$3,600,000	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$5,571,664	$5,571,664	$1,579,100	$1,472,029	$1,472,029	$1,579,100	$1,579,100	$1,579,100
Restricted Stock	$2,460,528	$2,460,528	$2,460,528	$-	$-	$2,460,528	$2,460,528	$2,460,528
Performance Shares	$2,209,263	$2,209,263	$2,209,263	$-	$-	$2,209,263	$2,209,263	$2,209,263
Health & Welfare Benefits	$-	$-	$-	$7,358	$-	$7,358	$360,000	$1,000,000
Financial Services	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000
TOTAL	$10,261,455	$10,261,455	$6,268,891	$5,499,387	$1,492,029	$12,276,249	$6,628,891	$7,268,891

Bradford T. Smith	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$1,124,000	$-	$1,686,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$1,405,000	$-	$2,107,500	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$1,940,426	$1,940,426	$87,600	$-	$-	$87,600	$87,600	$87,600
Restricted Stock	$1,451,414	$1,451,414	$1,451,414	$-	$-	$1,451,414	$1,451,414	$1,451,414
Performance Shares	$985,473	$985,473	$985,473	$-	$-	$985,473	$985,473	$985,473
Health & Welfare Benefits	$28,734	$28,734	$28,734	$36,226	$28,734	$36,226	$328,734	$1,400,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$4,416,047	$4,416,047	$2,563,221	$2,575,226	$38,734	$6,364,213	$2,863,221	$3,934,487

Don M. Hardison	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$482,000	$-	$1,446,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$602,500	$-	$1,807,500	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$1,585,774	$-	$-
Stock Options	$-	$-	$-	$-	$-	$-	$-	$-
Restricted Stock	$-	$-	$1,282,108	$-	$-	$1,282,108	$1,282,108	$1,282,108
Performance Shares	$-	$-	$985,473	$-	$-	$985,473	$985,473	$985,473
Health & Welfare Benefits	$-	$-	$-	$5,097	$-	$5,097	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$10,000	$10,000	$2,277,581	$1,099,597	$10,000	$7,121,952	$2,577,581	$3,277,581

William B. Hayes	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$832,000	$-	$1,248,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$832,000	$-	$1,248,000	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$1,778,458	$1,778,458	$257,800	$170,200	$170,200	$257,800	$257,800	$257,800
Restricted Stock	$1,210,972	$1,210,972	$1,210,972	$-	$-	$1,210,972	$1,210,972	$1,210,972
Performance Shares	$818,007	$818,007	$818,007	$-	$-	$818,007	$818,007	$818,007
Health & Welfare Benefits	$-	$-	$-	$7,358	$-	$7,358	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$3,817,437	$3,817,437	$2,296,779	$1,851,558	$180,200	$4,800,137	$2,596,779	$3,296,779

Myla P. Lai-Goldman	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in-Control	Disability	Death
Base Compensation	$-	$-	$-	$808,000	$-	$1,212,000	$-	$-
Annual Incentive Bonus	$-	$-	$-	$606,000	$-	$909,000	$-	$-
Excise Tax & Gross-up	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$1,437,566	$1,437,566	$505,600	$447,200	$447,200	$505,600	$505,600	$505,600
Restricted Stock	$805,124	$805,124	$805,124	$-	$-	$805,124	$805,124	$805,124
Performance Shares	$528,162	$528,162	$528,162	$-	$-	$528,162	$528,162	$528,162
Health & Welfare Benefits	$-	$-	$-	$-	$-	$-	$300,000	$1,000,000
Financial Services	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$2,780,852	$2,780,852	$1,848,886	$1,871,200	$457,200	$3,969,886	$2,148,886	$2,848,886

As discussed below under the headings Stock Incentive Plan and Transition Policy, the treatment of stock option awards varies depending on the type of termination. For all of the named executive officers, other than Mr. Hardison, the values reflected in the tables above for stock option awards for voluntary termination or early termination assume the application of the Transition Policy and a valuation of stock option awards using a Black-Scholes methodology. This methodology assigns value to stock option awards even where the exercise price of the stock option is in excess of the market price of the Company’s common stock on December 31, 2008 and assigns value to the ability of the officer to exercise the award over time. Accordingly, the amounts for stock option awards in the voluntary termination and early retirement columns appear higher than those reflected in the other columns of the tables above, notwithstanding that the executives would only be able to realize the higher amounts if the assumptions used in the Black-Scholes model are realized.

Base Compensation and Annual Incentive Bonus. No additional base compensation amounts are payable for terminations due to the following: voluntary termination, early retirement, normal retirement, for cause termination, disability or death. A pro-rated annual bonus payment may be made for each of the termination events mentioned in the tables above, except a for cause termination. Provisions for base compensation and annual bonus payments in the event of an involuntary not for cause or good reason termination or a change-in-control are detailed in the Master Senior Executive Severance Plan described below.

Master Senior Executive Severance Plan. The Severance Plan at December 31, 2008 provided the Company’s named executive officers (as well as the Company’s other executive vice presidents and senior vice presidents) with severance payments upon a “qualifying termination” with a higher level of severance payments in the event that the “qualifying termination” occurred within three years following a change-in-control. A “qualifying termination” was generally defined as involuntary termination without cause or voluntary termination with “good reason.” “Good reason” was defined as a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than 75 miles from the employee’s current office without consent of the employee, a material reduction in job responsibilities or transfer to another job without the consent of the employee.

In addition to the severance payment multiples shown below, the executive was also eligible for up to six months of paid health benefits pursuant to COBRA following a qualifying termination.

	Change-in-Control	Qualifying Termination
CEO	3x (annual salary + target bonus)	2x (annual salary + target bonus)
Executive Vice Presidents	3x (annual salary + target bonus)	2x (annual salary + target bonus)
Senior Vice Presidents	1x (annual salary + target bonus)	1x (annual salary + target bonus)

If severance payments payable by the Company become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code (“IRC”) or additional tax under Section 409A of the IRC, the Company is required to reimburse the executive for the amount of such excise tax (and the income and excise taxes on such reimbursement).

As discussed in the Compensation Discussion and Analysis above, the Severance Plan, was amended and restated in February 2009. The Amended and Restated Severance Plan and the Change-in-Control Plan provide for the benefits described above, except they now provide that payments in the event of a qualifying termination are based on a multiple of annual salary and the average of the payments to the executive under the MIB Plan for the prior three years. This change was made in order to more accurately reflect the actual performance of the executive over prior periods by basing severance payments on the actual payments made instead of targeted amounts. The Change-in-Control Plan also reduces the multiple paid to executive vice presidents to 2 times instead of 3 times. The information in the tables above reflect the Severance Plan as it existed at the end of 2008 not as it was amended and restated.

Stock Incentive Plan. In the event an executive’s employment terminates (other than by reason of death, disability, normal retirement or change-in-control), stock options that are vested at the time of termination may be exercised within three months of termination. All unvested stock options, restricted stock and performance awards immediately expire. For terminations related to for cause, involuntary not for cause or good reason (as generally defined in the Severance Plan), the value was determined by multiplying the gain using a December 31, 2008 market price by the number of vested shares.

For executives covered by the Transition Policy (described below), which includes each of the named executive officers, other than Mr. Hardison, stock options, restricted stock, and performance awards continue to vest through the vesting period as if the executive were still employed. Valuation in the event of a voluntary termination or early retirement is based on the intrinsic value for vested shares and Black-Scholes valuation for unvested shares and a December 31, 2008 market price for restricted stock and performance awards. For purposes of the table above, it is assumed that the measures for the performance awards will be achieved at the target level.

In the event that an executive’s employment terminates by reason of death, disability, normal retirement or change-in-control, then the vesting of all stock options, restricted stock and performance share awards granted accelerates and these become immediately vested. For these types of terminations, the value in the tables was determined by multiplying the gain using a December 31, 2008 market price by the number of vested shares.

Transition Policy. Under the Transition Policy for the named executive officers, previously granted stock options, restricted stock and performance awards continue to vest through the vesting period in accordance with the terms of the grant as if the terminated executive were still employed for purposes of vesting. For terminations to which the Transition policy applies, the value in the tables for unvested stock option awards was determined by using a Black-Scholes valuation using the December 31, 2008 market price.

Health and Welfare Benefits. In the event of a qualifying termination under the Severance Plan, the executive is also eligible for up to six months of Company-paid COBRA.

In the event a named executive officer dies while an active employee, his or her estate will receive $1 million from the Company’s group term life plan. In addition, eligible, enrolled dependents will receive COBRA continuation of coverage for the first six months following the executive’s death (not included in the tables above). In addition, if the executive was traveling on Company business at the time of death, the estate will also receive $1 million of business travel accident insurance (not included in the tables above).

If an executive becomes disabled (i.e., he is not able to perform the material duties of his occupation solely because of disease or injury), the executive is generally eligible for a monthly benefit payable until the earlier of (a) age 65 if the period of disability starts prior to the age of 60, or (b) the length of the disability. For Mr. King, this monthly benefit is $30,000, and for the other named executive officers it is $25,000 per month.

Whole life insurance policies. The Company paid premiums on behalf of Mr. Smith under certain whole life insurance policies until his retirement on December 31, 2008. Under the terms of the insurance policies, Mr. Smith, upon termination of his employment, may elect to continue coverage by paying the annual premium, elect to receive the cash value of the policy, or elect to receive a paid-up policy based on premiums paid through the end of the policy year. Mr. Smith must make this election by December 31, 2009. The cash surrender value is included in the tables above in the Health & Welfare Benefits line and is $28,960. In the event of death, Mr. Smith is covered for $400,000.

Cash Balance Plan. Under the Cash Balance Plan, upon a termination of employment the named executive officers are entitled to receive the same amounts set forth for each officer in the Present Value of Accumulated Benefit column in the Pension Benefits Table above, regardless of reason, except for death, which pays at 50% of such value.

PEP Plan. PEP payments are subject to Section 409(A) of the IRC and require a six-month waiting period following separation of service before distribution of the first payment. Under the PEP, upon a termination the named executive officers are entitled to receive the same amounts set forth for each officer in the Present Value of Accumulated Benefit column in the Pension Benefits Table above, regardless of reason, except for death, which pays at 50% of such value.

DCP. The DCP was amended to grandfather participants prior to 2004 to remove the six-month waiting period for distributions following separation of service. Distribution elections made after 2004 require a six-month waiting period following separation of service before distribution of the first payment, as required by Section 409A of the IRC. Otherwise, distribution elections include the ability to elect a single lump-sum payment or 5, 10 or 15 years of annual installment payments for employees who retire from the Company. Non-retirement distributions are paid in the form of single lump sums. Under the DCP, upon a termination the named executive officers are entitled to receive the same amounts set forth for each officer in the Aggregate Balance column of the Non-Qualified Deferred Compensation Table above, regardless of reason for the termination.

Perquisites. All perquisites offered to the named executive officers immediately terminate upon the executive’s termination, except for the financial planning service which is extended to each named executive officer for one year post-termination. The one-year limit for financial planning services is $20,000 for Mr. King and $10,000 for each of the other named executive officers.

Agreement with Mr. Haas. On July 8, 2008, the Company entered into a Separation Agreement with Mr. Haas that provided for certain post-employment compensation benefits in exchange for Mr. Haas agreeing to certain non-compete, non-solicitation, non-disclosure and general release provisions. Following his resignation and the delivery of the release to the Company, the Company agreed to pay him the following amounts or provide the following services;

•

an amount equal to 1.5 times his annual salary and 2008 target MIB Plan award, which in the aggregate equaled $937,125, half of which was payable within 30 days of the effective date of the separation agreement and half of which is payable on the one year anniversary of the effective date of the separation agreement;

•	a pro-rated amount for his 2008 MIB Plan award of $111,563;

•	Cobra coverage for 18 months, having a value of $25,066;

•	lump sum payment of $4,345; and

•	eligibility for certain outplacement services, having a value of $12,000.

The separation agreement also provided that Mr. Haas was entitled to participate in the Transition Policy, which is described in Compensation Discussion and Analysis – Termination and Change-in-Control Payments above. Among other things, the Transition Policy generally provides that stock options, restricted stock and performance awards continue to vest through the vesting period as if the executive were still employed. The value to Mr. Haas of this continued participation is estimated to be $2,469,002, based on the May 7, 2008, Black-Scholes valuation for unvested options and the market price at December 31, 2008 for unvested restricted stock and performance awards.

DIRECTOR COMPENSATION

The Company’s director compensation is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board of Directors and act in their best interest. The Compensation Committee, which consists solely of independent directors, has primary responsibility for setting the Company’s director compensation program.

In November 2007, the Compensation Committee, with the assistance of Frederic W. Cook & Co., Inc., the same independent compensation consultant used by the Compensation Committee for the Company’s executive compensation, evaluated the competitiveness of the Company’s Board compensation program. In particular, the Compensation Committee considered the same comparative peer group that the Compensation Committee utilized in determining executive officer compensation and also considered emerging trends. A list of these companies and the process used to develop the comparative peer group can be found in “Compensation Discussion and Analysis” above.

The Compensation Committee determined that the cash and equity compensation were both generally below the 25th percentile of the comparative peer group. As discussed below, the Compensation Committee revised some of the elements for Board compensation as a result of this review. However, the Compensation Committee continued to set director compensation below the median of the comparative peer group.

For 2008, elements of non-employee director compensation included the following:

•

Annual Retainer—$40,000 paid to each non-employee director on a monthly basis. Prior to June 1, 2008, half of each monthly payment was paid in cash ($20,000) and half in fully vested common stock. Beginning June 1, 2008, as a result of the analysis discussed above, each monthly payment was paid entirely in cash.

•	Meeting Fees—$2,000 paid to each non-employee director for each Board meeting attended and each Committee meeting attended of which they are a member.

•

Committee Chair Retainer—The Audit Committee Chair receives $15,000 annually, paid on a monthly basis. All other Committee Chairs receive $10,000 annually, paid on a monthly basis, for chairing one of the three other standing Committees of the Board of Directors: Compensation, Quality and Compliance, and Nominating & Corporate Governance.

•

Total Equity Compensation—As a result of the Compensation Committee’s evaluation discussed above, each non-employee director now receives, on the date of the Annual Meeting, annual grants of non-qualified stock options and restricted stock each having a value of $70,000. The number of options and shares of restricted stock are based on the Black-Scholes value for the stock options and the grant date fair value for the restricted stock. This was a change from the prior practice of granting an amount of stock options equivalent to dividing $70,000 by the closing market price on the trading day prior to the grant date and an amount of restricted stock equivalent to dividing $50,000 by the closing market price on the trading day prior to the grant date. The annual restricted stock awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date. The annual option awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date, and if unexercised, expire 10 years after the date of grant, subject to their earlier termination.

The Company’s Board compensation is targeted at the median (50th percentile) of the Company’s peer group (as discussed under Compensation Discussion and Analysis – Benchmarking above).

Each director is reimbursed for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees, as well as for related activities such as director education courses and materials.

Information on compensation for Messrs. King and Smith is set forth in the “Executive Compensation” section above. The compensation paid by the Company to the non-employee directors for 2008 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Thomas P. Mac Mahon	$56,667	$33,808	$31,780	$-	$-	$150,169	$272,424
Kerrii B. Anderson	$84,417	$42,904	$48,443	$-	$-	$169	$175,933
Jean-Luc Belingard	$61,483	$47,841	$53,884	$-	$-	$169	$163,377
Wendy E. Lane	$75,833	$47,841	$53,884	$-	$-	$169	$177,727
Robert E. Mittelstaedt, Jr.	$83,667	$47,841	$53,884	$-	$-	$169	$185,561
Arthur H. Rubenstein	$83,500	$47,841	$53,884	$-	$-	$169	$185,394
M. Keith Weikel	$88,167	$47,841	$53,884	$-	$-	$169	$190,061
R. Sanders Williams	$67,667	$33,808	$31,780	$-	$-	$169	$133,424

(1)	Includes retainer payments of $31,667 each, except for M. Keith Weikel who received $33,333. Also includes Committee Chair retainer payments of $8,750 to Kerrii Anderson, $4,167 to Wendy Lane, $3,750 to Jean-Luc Bélingard, $10,000 to Robert Mittelstaedt, Jr., $5,833 to Arthur Rubenstein and $10,833 to M. Keith Weikel.
(2)	Amounts represent the compensation expense recognized for financial statement reporting purposes for stock awards to each director in 2008, disregarding any estimates based on forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in these valuations, see Note 15 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008. The amounts reported reflect the compensation expense related to the portion of the annual retainer prior to June 2008 that was paid in fully-vested stock, compensation expense for the 2008 restricted stock awards that was recognized in 2008 and the restricted stock awards made in prior years that were recognized in 2008.

The full grant date fair value of each restricted stock award in 2008 was $68,067, computed in accordance with FAS 123(R).

The value of the portion of the annual retainer prior to June 2008 that was paid in fully-vested stock units was $8,165, and does not include the value of fractional shares paid in cash.

The aggregate number of shares of restricted stock held by each director as of December 31, 2008 was as follows: Mr. Mac Mahon-14,764; Ms. Anderson—1,611; Mr. Bélingard—1,611; Ms. Lane—1,611; Mr. Mittelstaedt—1,611; Dr. Rubenstein—1,611; Dr. Weikel—1,611; and Dr. Williams—1,330.

(3)	The full grant date fair value of each stock option award in 2008 was $113,593, computed in accordance of FAS 123(R). Amounts in the table represent the compensation expense recognized for financial statement reporting purposes for stock option awards to each director in 2008, disregarding any estimates based on forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in these valuations, see Note 15 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008.

The aggregate number of vested and exercisable stock options held by each director as of December 31, 2008 was as follows: Mr. Mac Mahon—430,396; Ms. Anderson—1,194; Mr. Bélingard—14,621; Ms. Lane—14,621; Mr. Mittelstaedt,—14,621; Dr. Rubenstein—4,292; Dr. Weikel—6,766; and Dr. Williams—330.

The aggregate number of unvested stock options held by each director as of December 31, 2008 was as follows: Mr. Mac Mahon—64,296; Ms. Anderson—6,394; Mr. Bélingard—6,394; Ms. Lane—6,394; Mr. Mittelstaedt—6,394; Dr. Rubenstein—6,394; Dr. Weikel—6,394; and Dr. Williams—5,962.

(4)	Includes fractional cash paid in connection with the issuance of the stock portion of the annual retainer payment.

For Mr. Mac Mahon, includes $150,000 representing payment for his consulting services in 2008. For description of the consulting agreement, see the “Related Party Transactions” section above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Anderson, Mr. Bélingard, and Dr. Weikel (Committee Chair). There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the 2008 fiscal year, were formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2008. All equity compensation plans have been approved by Company shareholders, except in the case of equity compensation plans approved by shareholders of companies acquired by the Company as described in footnote (1) below.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A	B	C
Equity compensation plans approved by Company shareholders(1)	4,853,351(2)	$65.83	8,583,982(3)
Equity compensation plans not approved by Company shareholders	-	-	-

(1)	Not included in this total are stock option awards from Dynacare, Inc. representing 276,990 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dynacare, Inc. Amended and Restated Employee Stock Option Plan, which were approved by Dynacare, Inc. shareholders when the plan was initially implemented. At December 31, 2008, there were options to purchase 5,000 shares of the Company’s common stock outstanding under this plan and the weighted-average exercise price of outstanding options was $28.91. The Company does not intend to issue new awards under this plan.

Also not included in this total are stock option awards from Dianon Systems, Inc., representing 690,116 shares of underlying common stock, which were assumed in connection with acquisition transactions by the

Company. These options were issued under the Dianon Systems, Inc. 1996 Stock Incentive Plan; the Dianon Systems, Inc. 1999 Stock Incentive Plan; the Dianon Systems, Inc. 2000 Stock Incentive Plan; the Dianon Systems, Inc. 2001 Stock Incentive Plan; and the UroCor Second Amended and Restated 1992 Stock Option Plan, which were approved by the Dianon Systems, Inc., and the UroCor, Inc. shareholders when the plans were initially implemented. At December 31, 2008, there were options to purchase 24,409 shares of the Company’s common stock outstanding under these plans and the weighted-average exercise price of outstanding options was $25.34. The Company does not intend to issue new awards under these plans.

(2)	Includes options to purchase shares outstanding under the Laboratory Corporation of America Holdings 2000 and 2008 Stock Incentive Plans, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, and the Laboratory Corporation of America Holdings 1994 Stock Option Plan.
(3)	Includes 7,772,535 shares available for future issuance under the Laboratory Corporation of America Holdings 2008 Stock Incentive Plan, 48,378 shares available for future issuance under the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-employee Directors, and 763,069 shares available for future issuance under the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth as of March 13, 2009, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (iii) the individuals identified as the Named Executive Officers in the “Summary Compensation Table” set forth above, and (iv) all current directors and Executive Officers as a group. The number of shares owned are those “beneficially owned,” as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them as set forth opposite their respective names.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Chieftain Capital Management, Inc.	6,156,733	(1)	5.7%
12 East 49th Street New York, NY 10017
Goldman Sachs Asset Management.	6,107,758	(2)	5.7%
32 Old Slip New York, New York 10005
Thomas P. Mac Mahon	553,293	(3,4)	*
Kerrii B. Anderson	7,103	(3,4)	*
Jean-Luc Bélingard	39,000	(3,4)	*
Wendy E. Lane	40,026	(3,4)	*
Robert E. Mittelstaedt, Jr.	25,795	(3,4)	*
Arthur H. Rubenstein	11,737	(3,4)	*
M. Keith Weikel	16,397	(3,4)	*
R. Sanders Williams	3,908	(3,4)	*
David P. King	363,374	(3,4)	*
William B. Hayes	119,448	(3,4)	*
Don M. Hardison	78,470	(3,4)	*
Myla P. Lai-Goldman	101,440	(3,4)	*
William B. Haas	127,601	(3,4)	*
Bradford T. Smith	106,796	(3,4)	*
All directors and Executive Officers as a group (16 persons)	1,409,293	(3,4)	1.3%

*	Less than 1%
(1)	As reported on Schedule 13G filed with the SEC on February 17, 2009, on behalf of Chieftain Capital Management, Inc. (“Chieftain”). Chieftain is a registered investment advisor with shared voting power for 6,156,733 of the above listed shares.
(2)	As reported on Schedule 13G filed with the SEC on February 6, 2009, on behalf of Goldman Sachs Asset Management, L.P. and GS Investment Strategies, L.P. (“Goldman”). Goldman is a registered investment advisor with shared voting power for 6,107,758 of the above listed shares.
(3)

Beneficial ownership by directors, the Named Executive Officers and current executive officers of the Company includes shares of Common Stock that, such individuals have the right to acquire upon the exercise of options that either are vested or that may vest within 60 days of March 13, 2009. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. Mac Mahon—490,496; Mr. King—280,233; Mr. Haas—85,666; Mr. Hayes—95,732;

Mr. Hardison—52,433; Dr. Lai-Goldman—85,566; Mr. Smith—90,766; Ms. Anderson—2,960; Mr. Bélingard—16,387; Ms. Lane—16,387; Mr. Mittelstaedt, Jr.—16,387; Dr. Rubenstein—6,058; Dr. Weikel—8,532; Dr. Williams—2,096; all directors and Executive Officers as a group—1,091,300.

(4)	Includes shares of Restricted Common Stock. The number of shares of Restricted Common Stock included in the table is as follows: Mr. Mac Mahon—1,330; Mr. King—42,201; Mr. Haas—5,200; Mr. Hardison—18,701; Mr. Hayes—16,984; Dr. Lai-Goldman—5,534; Mr. Smith—10,468; Ms. Anderson—1,611; Mr. Bélingard—1,611; Ms. Lane—1,611; Mr. Mittelstaedt—1,611; Dr. Rubenstein—1,611; Dr. Weikel—1,611; Dr. Williams—1,330; all directors and Executive Officers as a group—111,981.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s equity securities to file reports on ownership and changes in ownership with the SEC and the securities exchanges on which its equity securities are registered. Additionally, SEC regulations require that the Company identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge, based solely on a review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with, except that Kerrii B. Anderson, Jean-Luc Belingard, Wendy E. Lane, Thomas P. Mac Mahon, Robert E. Mittelstaedt, Jr., Arthur H. Rubenstein, M. Keith Weikel and R. Sanders Williams inadvertently reported late the stock portion of the non-employee director retainer of 22 shares of Common Stock issued to each director May 1, 2008, on Forms 4 filed on their behalf by the Company with the SEC on May 7, 2008 because of the Company’s inadvertent oversight.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the accounts of the Company for the year ending December 31, 2009, and the stockholders of the Company are being asked to ratify such appointment. For the year ended December 31, 2008, the Company’s accounts were audited by PricewaterhouseCoopers.

PricewaterhouseCoopers’ report on the financial statements of the Company for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

To the knowledge of management and the Audit Committee, in connection with the audit of the Company’s financial statements for the year ended December 31, 2008, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure that, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in its reports.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year ending December 31, 2009; the Audit Committee will consider whether to retain that firm for such year.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2008 and 2007, were:

	2008	2007
Audit Fees	$998,000	$1,004,845
Audit Related Fees	13,200	20,500
Tax Fees	40,000	40,000
All Other Fees	-	70,000

Total	$1,051,200	$1,135,345

Audit Fees. This category of the table above includes fees for the audit of the Company’s annual statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements. Audit fees for the years ended December 31, 2008 and 2007, respectively, were for professional services rendered (including reimbursement for out-of-pocket expenses) for the audits of the consolidated financial statements of the Company ($975,500 and $1,004,845 for 2008 and 2007, respectively) and the issuance of comfort letters, consents and review of documents filed with the SEC ($22,500 and $0 for 2008 and 2007, respectively). The preparation of the Company’s audited financial statements include compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PricewaterhouseCoopers of a report expressing its opinion regarding the effectiveness of the Company’s internal control over financial reporting. Audit fees for 2008 also included fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

Audit Related Fees. This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included above under “Audit Fees.” Audit Related fees for the year ended December 31, 2008 were primarily for certain accounting consultations.

Tax Fees. This category of the table above includes fees for services related to tax compliance, tax planning and tax advice. For the years ended December 31, 2008 and December 31, 2007, these fees were primarily for services related to corporate income tax compliance services.

All Other Fees. This category of the table above includes fees for any services not included in the first three categories, which in 2007 included fees for human resources services.

The Audit Committee has considered the non-audit-related services rendered and believes that they are compatible with PricewaterhouseCoopers remaining independent.

The Audit Committee must approve, in advance, the provision by the Company’s independent registered public accounting firm of all services, whether or not related to the audit. All of the services for which fees were paid as described in the above tables were pre-approved by the Audit Committee.

The Board of Directors of the Company recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2009.

AUDIT COMMITTEE’S REPORT

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee, comprised entirely of non-management directors, held seven meetings during 2008. The Board of Directors considered the “independence” and “financial literacy” of each of the Audit Committee members, as set forth under the rules of the Listing Standards and the SEC and has concluded that its Audit Committee members satisfy the current requirements of the Listing Standards and the SEC. The Board of Directors further concluded that Kerrii B. Anderson and Wendy E. Lane are “audit committee financial experts” as defined by SEC rules and each has the “accounting or related financial management expertise” required by the Listing Standards.

The Audit Committee met with the independent registered public accountants, management, and internal auditors with respect to whether each was carrying out its respective responsibilities. The Audit Committee reviewed the performance and fees of the independent registered public accountants prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee reviewed and discussed with management the Company’s audited financial statements. The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants confirming their independence, as required by applicable requirements of Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Both the independent registered public accountants and the internal auditors had full access to the Audit Committee and vice versa, including regular meetings without management present. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for filing with the SEC.

As part of its duties, the Audit Committee also considers whether the provision of services other than audit services by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is compatible with maintaining the accountant’s independence. The Audit Committee considered the compatibility of the non-audit-related services performed by PricewaterhouseCoopers LLP and determined that the registered public accounting firm’s independence has been maintained. See “Proposal Two: Ratification of Independent Registered Public Accounting Firm.”

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board of Directors determine. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States; (b) the representations of the independent registered public accounting firm appearing in the registered public accounting firm’s report on the Company’s financial statements; and (c) the representations of management that the internal control systems are effective.

THE AUDIT COMMITTEE

Kerrii B. Anderson, Chairman

Wendy E. Lane

Robert E. Mittelstaedt, Jr.

Arthur H. Rubenstein

STOCKHOLDER PROPOSALS

Under the rules and regulations of the SEC as currently in effect, any holder of at least $2,000 in market value, or 1% of Common Stock held continuously for at least one year by the date of the proposal submitted, who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2010 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Such holder must continue to hold his Common Stock through the date of the meeting. Proposals of stockholders intended to be presented at the 2010 annual meeting and included in the Company’s proxy materials must be received by

F. Samuel Eberts III, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than November 24, 2009.

Holders of Common Stock who want to have proposals submitted for consideration at future meetings of stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations, and should also consult the Company’s By-Laws.

HOUSEHOLDING

As permitted by the Exchange Act, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this proxy statement and annual report unless one or more of these stockholders provides notification of their desire to receive individual copies. This procedure will reduce the Company’s printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact the Company’s transfer agent (in writing: American Stock Transfer and Trust Company, Shareholder Services, 6201 Fifteenth Avenue, Brooklyn, NY 11219; by telephone: 800-937-5449) with the names in which all accounts are registered.

If you participate in householding and wish to receive a separate copy of the 2008 annual report or this Proxy Statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact American Stock Transfer and Trust Company at the above address or phone number. We will deliver the requested documents to you promptly upon your request.

Beneficial stockholders, or stockholders who hold shares in “street name”, can request information about householding from their banks, brokers or other holders of record.

ADDITIONAL INFORMATION

A copy of the Company’s annual report to stockholders for fiscal 2008, which includes the annual report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The annual report is not incorporated in this proxy statement and is not considered proxy-soliciting materials.

The Company filed its annual report on Form 10-K with the SEC on February 26, 2009. The Company will mail without charge, upon written request, a copy of its annual report on Form 10-K for fiscal 2008, excluding exhibits. Please send a written request to Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, or access these materials on the Company’s website at www.labcorp.com on the Investor Relations page.

OTHER BUSINESS

The Company knows of no other matters that may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

F. Samuel Eberts III

Secretary

March 24, 2009

ANNEX I

LABORATORY CORPORATION OF AMERICA HOLDINGS

INDEPENDENCE STANDARDS

Pursuant to Section 303A.02 of the New York Stock Exchange (“NYSE”) Listing Standards (the “Listing Standards”), in order for a director to qualify as “independent,” the Board of Directors of Laboratory Corporation of America Holdings (the “Company”) must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Listing Standards permit the Board of Directors to adopt categorical standards to be used in connection with this purpose, and the Board of Directors has adopted the following standards for determining whether there is a material relationship that would impair independence:

i. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

ii. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

iii. (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

iv. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

v. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

I-1

LABORATORY CORPORATION OF AMERICA HOLDINGS

358 SOUTH MAIN STREET BURLINGTON, NC 27215

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Laboratory Corporation of America Holdings in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Laboratory Corporation of America Holdings, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

LABCP1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LABORATORY CORPORATION OF AMERICA HOLDINGS

The Board of Directors recommends that you vote “FOR” all the nominees listed under Item No. 1 and “FOR” Item No. 2.

Vote On Directors

1. Election of the members of the Company’s Board of Directors.

Nominees:

1a. Thomas P. Mac Mahon 1b. Kerrii B. Anderson 1c. Jean-Luc Bélingard 1d. David P. King 1e. Wendy E. Lane 1f. Robert E. Mittelstaedt, Jr. 1g. Arthur H. Rubenstein, MBBCh

For Against Abstain

For Against Abstain

1h. M. Keith Weikel, Ph.D

1i. R. Sanders Williams, M.D.

Vote On Proposal

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Laboratory Corporation of America Holdings’ independent registered public accounting firm for 2009.

NOTE: Please sign exactly as name(s) appear(s) above. If signing as an executor, administrator, trustee, guardian, etc. please give full title as such. If the shareholder is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If shares are held jointly, each shareholder should sign. If signer is a partnership, please sign in the partnership name by an authorized person.

Date and promptly return the card in the envelope provided.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

STOCKHOLDERS’ PROXY SOLICITED BY THE BOARD OF DIRECTORS OF LABORATORY CORPORATION OF AMERICA HOLDINGS

To: LABORATORY CORPORATION OF AMERICA HOLDINGS

I appoint F. Samuel Eberts III and William B. Hayes, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of Stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Paramount Theater, 128 East Front Street, Burlington, NC, 27215 on Wednesday, May 6, 2009 at 9:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Item 1 and “FOR” Item 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Please sign and date the other side of the card.

(Please fill in the appropriate boxes on the other side.)